UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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INTUIT INC.
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INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043
NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend our 2015 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Pacific Standard Time on January 22, 2015 at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We are holding the meeting for the following purposes:
1. To elect the nine directors nominated by the Board of Directors and named in the proxy statement to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015;
3. To hold an advisory vote to approve executive compensation;
4. To approve the Amended and Restated Employee Stock Purchase Plan to increase the number of shares of Intuit’s common stock authorized for issuance by 3,000,000 shares; and
5. To consider any other matters that may properly be brought before the annual meeting and any postponement(s) or adjournment(s) thereof.
Only stockholders who owned our stock at the close of business on November 24, 2014 may vote at the annual meeting, or at any adjournment or postponement of the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on January 22, 2015. The proxy statement is available electronically at http://investors.intuit.com/financial-information/proxy-statements/default.aspx and Intuit’s Annual Report on Form 10-K for fiscal year ended July 31, 2014 is available electronically at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

By order of the Board of Directors,

Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 26, 2014

INTUIT INC.
PROXY STATEMENT 2015 ANNUAL MEETING OF STOCKHOLDERS

Page
Potential Payments Upon Termination of Employment or Change in Control	54
PROPOSAL NO. 4 - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN	58
EQUITY COMPENSATION PLAN INFORMATION	61
INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	62
APPENDIX A	A-1
Supplemental Information for the 2015 Proxy Summary and Compensation Discussion and Analysis — Information Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
A-1
APPENDIX B	B-1
Amended and Restated Employee Stock Purchase Plan	B-1

INTUIT INC.
2700 Coast Avenue
Mountain View, CA 94043

PROXY STATEMENT FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS

2015 PROXY SUMMARY

Intuit Inc.’s (“Intuit” or the “Company”) Board of Directors (the “Board”) is asking for your proxy for use at the Intuit Inc. 2015 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of 2015 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	Thursday, January 22, 2015 at 8:00 a.m. Pacific Standard Time
Place	Intuit’s offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043
Record Date	November 24, 2014
Voting
Stockholders of Intuit as of the record date are entitled to vote. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Webcast of Meeting

If you are not able to attend the Meeting in person, you may join a live webcast of the Meeting on the Internet by visiting http://investors.intuit.com on Thursday, January 22, 2015 at 8:00 a.m. Pacific Standard Time.

Meeting Information

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, the manner in which votes will be counted and the Board’s voting recommendation:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”	Board’s Voting Recommendation
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect	FOR the election of each of the director nominees
2. Ratification of selection of Ernst & Young LLP	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR
3. Advisory vote to approve Intuit’s executive compensation	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR
4. Approval of an Amendment and Restatement of the Employee Stock Purchase Plan	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and voted for or against the proposal	No effect	No effect	FOR

We will also consider any other matters that may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof. We have not yet received notice of other matters that may be properly presented at the annual meeting.

How to Vote

Please act as soon as possible to vote your shares, even if you plan to attend the Meeting. You may vote via the Internet, by telephone or, if you have received a printed version of these proxy materials, by mail. If your shares are held on your behalf by a broker, bank or other nominee, you must instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accountant).

Board Nominees

The following table provides summary information about each director nominee.

				Committee Memberships
Name	Director Since	Occupation	Independent	AC	ARC	CODC	NGC	Other Public Company Boards
Incumbent Nominees
William V. Campbell	1994	Chairman of the Board of Directors, Intuit Inc.						GSV Capital Corp.
Scott D. Cook	1984	Founder and Chairman of the Executive Committee, Intuit Inc.						eBay Inc.; The Procter & Gamble Company
Diane B. Greene (1)	2006	Former President and Chief Executive Officer, VMware, Inc.	X		X		X	Google, Inc.
Edward A. Kangas	2007	Non-Employee Chairman, Tenet Healthcare	X	X		C	X	Tenet Healthcare; Hovnanian Enterprises, Inc.; United Technologies Corporation; IntelSat
Suzanne Nora Johnson	2007	Former Vice-Chairman, The Goldman Sachs Group	X	C	X			American International Group, Inc.; Pfizer Inc.; VISA Inc.
Dennis D. Powell	2004	Former Chief Financial Officer, Cisco Systems, Inc.	X	X	C			Applied Materials, Inc.; VMware, Inc.
Brad D. Smith	2008	President and Chief Executive Officer, Intuit Inc.						Nordstrom, Inc.
Jeff Weiner	2012	Chief Executive Officer, LinkedIn Corporation	X			X		LinkedIn Corporation
New Nominees
Richard Dalzell (2)	N/A	Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	X					AOL Inc.

(1) The Board has appointed Ms. Greene to serve as Chair of the Nominating and Governance Committee, effective as of the 2015 Annual Meeting date.
(2) The Board has appointed Mr. Dalzell to serve on the Compensation and Organizational Development Committee and the Nominating and Governance Committee, effective upon his election.

AC	Acquisition Committee
ARC	Audit and Risk Committee
CODC	Compensation and Organizational Development Committee
NGC	Nominating and Governance Committee
C	Chair
Attendance
All of our incumbent directors, including Christopher Brody, who declined to stand for re-election to the Board, attended at least 75% of the aggregate number of meetings of the Board and committees on which he or she sits.

Fiscal 2014 Executive Compensation Highlights

Intuit is strongly committed to pay for performance. To that end, our executive compensation programs are designed to reward both short- and long-term growth as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue and non-GAAP operating income growth, and individual performance. Our long-term compensation consists of performance-based RSUs based on relative total stockholder return (“Relative TSR RSUs”), RSUs and non-qualified stock options.

Intuit achieved fiscal 2014 revenue growth of 8.0%, non-GAAP operating income growth of 6.9% and non-GAAP earnings per share (“EPS”) growth of 10.0% (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a TSR of 29.5%. These results take into account both an acceleration to cloud-based subscriptions, which shifted some fiscal 2014 revenue into future reporting periods, as well expenses associated with a restructuring in the fourth quarter of fiscal 2014. Our revenue, operating income and earnings per share for the year were at the high end of our guidance range, after adjusting for the impact of the related restructuring charges.

Intuit’s TSR has performed well in recent years. We delivered 29.5% TSR during fiscal 2014, three-year annualized TSR of 21.9% and five-year annualized TSR of 23.3%, closing the year with our stock price at an all-time high. See the graph below, which compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. The graph assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2009 and that all dividends were reinvested. Intuit did not pay cash dividends prior to fiscal 2012. The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
a significant portion of our fiscal 2014 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures. In addition to our annual cash bonus, 50% of equity incentive value was granted in the form of performance-based RSUs, which measure relative TSR against a group of other software and services companies of comparable size. The remaining 50% of equity incentive value was granted in the form of RSUs (which incorporate a one-year GAAP operating income hurdle) and stock options, both of which the Compensation Committee also consider to be performance-based compensation;

•	we do not provide special retirement benefits solely for executive officers;

•	we do not provide any excise tax “gross-up” payments;

•	we do not provide perquisites or other executive benefits based solely on rank;

•	we prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•	we have “clawback” provisions for operating performance-based equity awards; and

•
we have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and the non-employee director guideline set at five times annual retainer.

Fiscal 2014 Compensation Summary

Set forth below is the fiscal year 2014 compensation for each named executive officer as determined under the Securities and Exchange Commission rules. See the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the proxy statement for a full explanation of each named executive officer’s compensation.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Brad D. Smith President and Chief Executive Officer	1,000,000	—	10,172,624	3,475,845	1,890,000	10,000	16,548,469
R. Neil Williams Senior Vice President and Chief Financial Officer	700,000	—	3,226,791	1,081,187	630,000	10,000	5,647,978
Laura A. Fennell Senior Vice President, General Counsel and Corporate Secretary	575,000	—	2,298,750	771,731	411,000	16,000	4,072,481
Sasan K. Goodarzi Senior Vice President and General Manager, Consumer Tax Group	620,000	—	3,163,836	1,081,187	524,000	250,000	5,639,023
Daniel A. Wernikoff Senior Vice President and General Manager, Small Business Group	525,000	—	3,010,934	1,029,229	358,500	13,000	4,936,663

CORPORATE GOVERNANCE

Intuit is committed to excellence in corporate governance and maintains policies and practices that promote good corporate governance, including the following:

•	The Board has adopted majority voting in uncontested elections of directors;

•	A majority of the board members are independent of Intuit and its management;

•	The independent members of the Board meet regularly without the presence of management;

•	All members of the committees of the Board are independent;

•	The charters of the committees of the Board clearly establish the committees’ respective roles and responsibilities;

•	Intuit has adopted a Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office;

•
Intuit’s ethics office has a hotline available to all employees, and Intuit’s Audit and Risk Committee has procedures in place to receive and process complaints, including on a confidential and anonymous basis, regarding accounting, internal accounting controls, auditing and federal securities law matters, or violations of the Code of Conduct & Ethics and for employees to make confidential, anonymous complaints regarding accounting, auditing and federal securities law matters or violations of the Intuit’s Code of Conduct & Ethics;

•	Intuit has adopted a Code of Ethics that applies to all directors;

•
Intuit’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Intuit’s Audit and Risk Committee;

•	Intuit’s investor relations and management teams regularly communicate with our stockholders and report to the Board on the stockholders’ perspectives; and

•	The Board and its committees receive periodic updates on regulatory and other developments relevant to the Board from management and outside experts.

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Corporate Governance Principles, reviewing them at least annually and making recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.
We maintain a corporate governance page on our company website that contains key information about corporate governance matters. This information includes copies of our Corporate Governance Principles, Political Accountability Policy, Code of Conduct & Ethics for all employees, including our Company’s senior executive and financial officers, our Operating Values, and the charter for each Board committee. The link to this corporate governance page can be found at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.

Board Responsibilities, Leadership Structure and Executive Sessions
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are to (1) select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.
The Board appoints a Chairman, who may be a former officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. The roles of Chairman of the Board and Chief Executive Officer may be held by the same person or different people. However, if the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a lead independent director. Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons. The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management and strategy responsibilities and our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and serving as a channel of communication between the Board members and the Chief Executive Officer. William V. Campbell, the current Chairman of the Board, is a non-executive employee of Intuit and previously served as Intuit’s chief executive officer.
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2014. The independent directors also spend a portion of every regularly scheduled meeting in executive session and designate an independent director to serve as presiding director to chair these sessions. During fiscal 2014, Christopher Brody, the Nominating and Governance Committee chair, served as the presiding director of all executive sessions. In addition, the presiding director may advise the Chairman of the Board with respect to agendas and information to be provided to the Board and may perform such other duties as the Board may from time to time request to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.
Board Oversight of Risk
Intuit’s management is responsible for balancing risk and opportunity in support of Intuit’s objectives. Management exercises this responsibility day to day through ongoing identification of risks related to significant business activities, implementation of risk mitigation activities and alignment of risk management to the Company’s strategy. Intuit’s Chief Risk Officer, who reports through to our General Counsel, facilitates the Enterprise Risk Management, or “ERM,” program as part of our strategic planning process. The ERM program helps identify the top risks for each business unit and for Intuit as a whole.
The Board oversees risk management for the Company both directly and through its committees, as follows:

•
The Audit and Risk Committee has primary responsibility for overseeing our ERM program. The Chief Risk Officer reports on a quarterly basis to the Audit and Risk Committee on Intuit’s top risk areas and the progress of the ERM program. The Audit and Risk Committee also has oversight responsibilities with respect to particular risks such as financial management and fraud.

•
The Board’s other committees – Compensation and Organizational Development, Nominating and Governance, and Acquisition – oversee risks associated with their respective areas of responsibility. The Compensation and Organizational Development Committee considers the risks associated with our compensation policies and practices for executives and employees generally. The Nominating and Governance Committee considers risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members. The Acquisition Committee considers risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates.

•
At each quarterly Board meeting, members of each committee provide a report to the full Board covering the committee’s risk oversight and other activities. The full Board receives an annual update from the Chief Risk Officer regarding the top enterprise-wide risks. The full Board also considers and provides oversight of specific strategic risks, including those relating to Intuit’s business models and inorganic growth strategy. The Board also receives detailed reports at quarterly Board meetings from the Chief Executive Officer and the heads of our principal business units, which include discussions of the risks involved in their respective areas of responsibility. The senior management team also informs the Board routinely of developments that could affect our risk profile or other aspects of our business.
Compensation Risk Assessment
The Company conducted a review of its key compensation programs, policies and practices in conjunction with Frederic W. Cook & Co., Inc. (“FW Cook”), the Compensation and Organizational Development Committee’s independent compensation consultant, which prepared a report on the Company’s incentive programs.
The review included an analysis of the Company’s short-term and long-term compensation programs, covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. The assessment of potential compensation-related risks considered pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives and stock ownership requirements and trading policies.
This analysis was reviewed with the Compensation and Organizational Development Committee at its October 28, 2014 meeting. The review and analysis did not identify any compensation programs, policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.
The analysis noted the following factors that reduce the likelihood of excessive risk-taking at Intuit:
•Overall compensation levels are in a competitive market range.
•The compensation programs provide an effective balance in (1) cash and equity mix, (2) annual incentives that are based in part on company-wide performance metrics that align with the Company’s business plans and strategic objectives and in part on a qualitative evaluation of business unit and individual performance, and (3) long-term incentives provided through a combination of stock options (generally vesting over three years with terms of seven years), time-based RSUs (generally vesting over three years), and performance-based RSUs (earned after three years based on one-, two- and three-year relative TSR).
•Stock ownership guidelines for executive officers at the senior vice president level and above as well as non-employee directors.
•The insider trading policy, which prohibits officers from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving the Company’s securities.
•“Clawback” provisions for operating performance-based equity awards.
Director Independence
To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. In addition, as required by NASDAQ rules, the Board makes a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
Each of Mr. Powell, Mr. Kangas, Ms. Nora Johnson, Ms. Greene and Mr. Weiner is or was during fiscal 2014 a director of companies with which Intuit conducts business in the ordinary course. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last three fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. Upon review of these relationships and the other information provided by our directors and director nominees, the Board determined that the following current directors and director nominees are independent: Mr. Brody, Mr. Dalzell (nominee), Ms. Greene, Mr. Kangas, Ms. Nora Johnson, Mr. Powell and Mr. Weiner.
Attendance at Board, Committee and Annual Stockholders Meetings
The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s Board. Any director, who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.
During fiscal 2014, all directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. Seven of our nine current directors attended the last Annual Meeting of Stockholders held in January 2014. Our Corporate Governance Principles encourage all directors to attend our annual meeting of stockholders.

Board Committees and Charters
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter which it reviews annually and makes recommendations to our Board for its revision to reflect evolving best practices. Copies of each charter can be found on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee. Current committee members are identified in the following table.

Director (1)	Acquisition Committee	Audit and Risk Committee	Compensation and Organizational Development Committee	Nominating and Governance Committee
Christopher W. Brody(2)			X	Chair
William V. Campbell
Scott D. Cook
Diane B. Greene		X		X (3)
Edward A. Kangas	X		Chair	X
Suzanne Nora Johnson	Chair	X
Dennis D. Powell	X	Chair
Brad D. Smith
Jeff Weiner			X
Number of meetings in Fiscal 2014	5	9	7	4
(1) The Board has appointed Mr. Dalzell to serve on the Compensation and Organizational Development Committee and the Nominating and Governance Committee, effective upon his election.
(2) Mr. Brody declined to stand for re-election to the Board.
(3) Ms. Greene has been appointed by the Board to serve as Chair of the Nominating and Governance Committee, effective as of the 2015 Annual Meeting date.

Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total consideration to be paid or received by Intuit is within certain limits that may be established by the Board from time to time.
Audit and Risk Committee
The Audit and Risk Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor.
Our Board has determined that each member of the Audit and Risk Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. All members of the Audit and Risk Committee have been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards.

The Audit and Risk Committee held closed sessions with our independent auditors, Ernst & Young LLP, in all of its meetings.
Compensation and Organizational Development Committee
The Compensation and Organizational Development Committee (the “Compensation Committee”) assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. The Compensation Committee periodically reviews Intuit’s key management from the perspectives of leadership development, organizational development and succession planning through Intuit’s High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit’s organization and talent planning helped the Compensation Committee to evaluate Intuit’s effort at hiring, developing and retaining executives, with the goal of creating and growing Intuit’s “bench strength” at the most senior executive levels.
Each member of this Committee, as well as Mr. Dalzell, who has been nominated to serve on the Compensation Committee if elected at the 2015 Annual Meeting, is independent under NASDAQ listing standards and is a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, the Chairman of the Board, present. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” on page 25 and “Compensation Discussion and Analysis” beginning on page 26, including in particular, the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations” beginning on page 43.
The Compensation Committee is also responsible for reviewing the compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event the Committee determines changes are appropriate.
Section 162(m) Subcommittee

Because in fiscal 2014 not all of the members of the Compensation Committee were “outside directors” for purposes of Regulation 1.162-27 under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Compensation Committee designated a Section 162(m) subcommittee and appointed Mr. Kangas and Mr. Brody, both of whom are “outside directors” to serve on it. This subcommittee has responsibility and authority to review and approve all elements of compensation that may require approval by a committee of “outside directors” in order for such compensation to qualify for deductibility under Section 162(m) and related regulations. This subcommittee met three times in fiscal 2014.
Compensation Committee Interlocks and Insider Participation
None of Messrs. Kangas, Brody or Weiner, each of whom served on the Compensation Committee during fiscal 2014, has at any time been one of our executive officers or employees. No executive officer of Intuit during fiscal 2014 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable NASDAQ listing standards.
The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” on page 11). The Committee’s policy is to evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Governance Committee will also consider additional factors –

such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness – when evaluating candidates for director. The Nominating and Governance Committee may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates.
Consideration of director candidates typically involves a series of discussions and a review of available information concerning the candidate, the existing composition of the Board and other factors the Committee deems relevant. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.
In considering diversity in the selection of nominees, the Nominating and Governance Committee looks for individuals with varied professional experience, background, knowledge, skills and viewpoints in order to achieve and maintain a group of directors that, as a whole, provides effective oversight of the management of the Company. Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do look for nominees with a diverse set of skills that will complement the existing skills and experience of our directors and provide an overall balance of diversity of perspectives, backgrounds and experiences. The Nominating and Governance Committee assesses its effectiveness in this regard as part of its annual evaluation process. Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; strategic planning; consumer software and technology products and services; public policy; social networking; healthcare; and financial services; legal and compliance; executive compensation; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as directors of a wide range of other public and private companies.
Stockholder Recommendations of Director Candidates
As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. You may find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on our website http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx.

Stockholder Engagement Process

Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2014 we held discussions with our largest stockholders during scheduled events such as our annual meeting and investor day, as well as regularly throughout the year. In September 2014 we hosted our annual investor day, which presents an opportunity for our management team to interact directly with our stockholders regarding our performance in the prior year and our short- and long-term growth strategies. Management and the investor relations team regularly share investor and stockholder feedback with the Board of Directors. In general, our stockholders have not raised concerns regarding our compensation programs. We will continue to engage with our stockholders on a regular basis in order to understand and consider their views on our executive compensation programs and corporate governance practices.

Stockholder Communications with the Board
The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership Table
The following table shows shares of Intuit’s common stock that we believe are owned as of October 31, 2014 by:

•	Each Named Executive Officer (defined on page 26),

•	Each director and nominee,

•	All current directors, nominees and executive officers as a group, and

•	Each stockholder beneficially owning more than 5% of our common stock.
Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 285,418,643 shares of common stock outstanding on October 31, 2014. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2014, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested within 60 days of October 31, 2014. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	13,091,835	4.59%
Brad D. Smith(2)	1,057,224	*
R. Neil Williams(3)	67,526	*
Laura A. Fennell(4)	69,768	*
Sasan K. Goodarzi(5)	137,156	*
Daniel A. Wernikoff(6)	79,613	*
Christopher W. Brody (7)	358,972	*
William V. Campbell(8)	92,642	*
Richard L. Dalzell	—
Diane B. Greene(9)	83,530	*
Edward A. Kangas(10)	62,116	*
Suzanne Nora Johnson(11)	99,374	*
Dennis D. Powell(12)	105,323	*
Jeff Weiner(13)	10,017	*
All current directors and executive officers as a group (16 people)(14)	15,323,634	5.34%
Other 5% Stockholders:
Capital Research Global Investors(15)	17,910,200	6.28%
BlackRock, Inc.(16)	16,876,646	5.91%

_______________________________________

*	Indicates ownership of 1% or less.

(1)	Represents 13,091,835 shares held by trusts, of which Mr. Cook is a trustee.

(2)
Includes 817,842 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith and 84,918 shares held by a family trust, of which Mr. Smith is a trustee.

(3)	Includes 56,018 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Williams.

(4)	Includes 68,789 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Fennell.

(5)	Includes 133,977 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Goodarzi.

(6)	Includes 79,583 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Wernikoff.

(7)	Includes 84,855 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Brody.

(8)	Includes 8,637 shares issuable upon settlement of vested restricted stock units held by Mr. Campbell.

(9)	Includes 69,855 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Greene.

(10)	Represents 62,116 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Kangas.

(11)	Includes 83,637 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(12)	Includes 88,637 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Powell.

(13)	Represents 10,017 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(14)
Includes 1,572,114 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 14 individuals in the table, plus an additional 8,538 outstanding shares and 8,151 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(15)
Ownership information for Capital Research Global Investors (“Capital Research”) is based on a Schedule 13G filed with the SEC by Capital Research, reporting ownership as of December 31, 2013. Capital Research reported sole voting power and sole dispositive power as to 17,910,200 shares. The address of Capital Research is 333 Hope Street, Los Angeles, California 90071.

(16)
Ownership information for BlackRock, Inc. (“BlackRock”) is based on a Schedule 13G/A filed with the SEC by BlackRock, reporting ownership as of December 31, 2013. BlackRock reported sole voting power as to 14,017,281 shares and sole dispositive power as to 16,876,646 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Intuit’s directors and executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2014.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Election of Directors
The board currently consists of nine directors, eight of whom were nominated for election to the Board based on the recommendation of our Nominating and Governance Committee. Christopher Brody declined to stand for re-election to the Board of Directors. The Nominating and Governance Committee also recommended Richard L. Dalzell for nomination by our full Board, after he was identified by Mr. Smith. The Board of Directors considered and conducted interviews of multiple candidates, including Mr. Dalzell. Based on the recommendations of the Nominating and Governance Committee, our Board has nominated William V. Campbell, Scott D. Cook, Richard L. Dalzell, Diane B. Greene, Edward A. Kangas, Suzanne Nora Johnson, Dennis D. Powell, Brad D. Smith and Jeff Weiner for election at the Meeting.
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holder will vote your shares to approve the election of any substitute nominee proposed by the Board.
Each of our director nominees, except for Mr. Dalzell, is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days of the date that the election results were certified.
Directors Standing for Election
Information concerning the nominees for director is provided below.
William V. Campbell (Age 74)
Chairman of the Board of Directors, Intuit Inc.

Mr. Campbell has been an Intuit director since 1994. He served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 until January 2000.  Mr. Campbell has served on the Board of Directors of GSV Capital Corporation since 2012 and recently retired from the Board of Directors of Apple, Inc. after 17 years of service.  Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University, where he was the Chair, and remains a member of, the Board of Trustees.
Mr. Campbell brings to the Board professional experience managing and advising innovative high growth companies, leadership throughout the technology industry and his understanding of Intuit, its strategy, markets, operations and management.
Scott D. Cook (Age 62)
Founder and Chairman of the Executive Committee, Intuit Inc.

Mr. Cook has been an Intuit director since 1984. A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and served as Chairman of the Board from 1993 to 1998. Mr. Cook has been a director of eBay Inc. since 1998 where he is a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of The Procter & Gamble Company since 2000 where he chairs the Innovation & Technology Committee and is a member of the Compensation & Leadership Development Committee. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School.

Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation, as well as his knowledge of Intuit’s operations, markets, management and strategy and his experience as a Board member of other large consumer-focused companies.

Richard Dalzell (Age 57)
Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.

Mr. Dalzell, a director nominee, was Senior Vice President and Chief Information Officer of Amazon.com, Inc., an online retailer, until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001 and Vice President and Chief Information Officer from 1997 to 2000. Prior to his employment with Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Wal-Mart Stores, Inc. from 1994 to 1997. Mr. Dalzell has been a director of AOL.com, Inc. since 2009, where he serves on the Compensation and Leadership Committee. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Mr. Dalzell will bring to the Board extensive experience, expertise and background in Internet information technology gained from his service as the Chief Information Officer of Amazon.com, Inc. He will also bring corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.
Diane B. Greene (Age 59)
Former President and Chief Executive Officer, VMware, Inc.

Ms. Greene has been an Intuit director since 2006 and is a member of the Audit and Risk Committee and the Nominating and Governance Committee. She has also been nominated to serve as Chair of the Nominating and Governance Committee, effective as of the 2015 Annual Meeting. Ms. Greene co-founded VMware, Inc. in 1998 and took the company public in 2007. Ms. Greene served as chief executive officer and president of VMware from 1998 to 2008, a member of the board of directors of VMware from 2007 to 2008, and as an Executive Vice President of EMC Corporation from 2005 to 2008. Prior to VMware, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. She has also served on the board of directors of Google since January 2012. In addition to Ms. Greene’s public company board experience, she is a member of The MIT Corporation. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley.

Ms. Greene brings to the Board experience and insight as a successful technology entrepreneur and former chief executive officer of a public company, as well as expertise and knowledge of cloud computing and software as a service businesses.
Edward A. Kangas (Age 70)
Non-Employee Chairman, Tenet Healthcare

Mr. Kangas has been an Intuit director since 2007 and is Chairman of the Compensation and Organizational Development Committee and a member of the Acquisition and Nominating and Governance Committees. Mr. Kangas has been the non-executive chairman of Tenet Healthcare since 2003. From 1989 to 2000, Mr. Kangas was global chairman and chief executive officer of Deloitte. Mr. Kangas held the position of managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas has been a member of the board of directors of: Hovnanian Enterprises, Inc. since 2002; United Technologies Corporation since 2008 and IntelSat since 2012. Mr. Kangas was a member of the board of Electronic Data Systems Corporation from 2004 to 2008, Eclipsys Corporation from 2004 to 2010 and Allscripts Healthcare Solutions from 2010 to 2012. Mr. Kangas holds a Bachelor’s degree and a Master’s degree in Business Administration from the University of Kansas.

Mr. Kangas brings to the Board global executive experience as well as his knowledge and expertise acquired through his service as a director of companies in industries that are highly relevant to Intuit’s businesses, including the software, technology, professional services and healthcare industries.
Suzanne Nora Johnson (Age 57)
Former Vice-Chairman, The Goldman Sachs Group

Ms. Nora Johnson has been an Intuit director since 2007 and is Chairman of the Acquisition Committee and is a member of the Audit and Risk Committee. Ms. Nora Johnson joined The Goldman Sachs Group in 1985 and held several management positions throughout her tenure including: Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division. Ms. Nora Johnson has been a member of the board of directors of: American

International Group, Inc. since 2008; Pfizer Inc. since 2007; and VISA Inc. since 2007. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the American Red Cross and the University of Southern California. Ms. Nora Johnson earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School.

Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Dennis D. Powell (Age 66)
Former Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is Chairman of the Audit and Risk Committee and a member of the Acquisition Committee. Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. Mr. Powell joined Cisco in 1997 and held several management positions throughout his tenure including: Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell has been a member of the boards of directors of Applied Materials, Inc. since 2007 and VMware, Inc. since 2007. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Mr. Powell brings to the Board executive management experience with large, global organizations as well as insights into financial and operational issues, which he has gained through his tenure as an executive at a large public technology company.
Brad D. Smith (Age 50)
President and Chief Executive Officer, Intuit Inc.

Mr. Smith has been an Intuit director since 2008 and is currently President and Chief Executive Officer of Intuit. Mr. Smith joined Intuit in 2003 and has served as Senior Vice President and General Manager, Small Business Division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith held the position of Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 until 2013. Mr. Smith was elected to the board of directors of Nordstrom, Inc. in June 2013 and serves on the Audit Committee and Technology Committee. Mr. Smith holds a Bachelor’s degree in Business Administration from Marshall University and a Master’s degree in Management from Aquinas College.

Mr. Smith, as Chief Executive Officer of Intuit, brings to the Board the most relevant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Jeff Weiner (Age 44)
Chief Executive Officer, LinkedIn Corporation

Mr. Weiner has been a director of Intuit since April 2012 and is a member of the Compensation and Organizational Development Committee. He has served as the Chief Executive Officer of LinkedIn, an Internet professional network provider, since June 2009, and as a director of LinkedIn since July 2009. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world’s largest digital media companies, including most recently as an Executive Vice President of Yahoo’s network division. He holds a bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.
Mr. Weiner brings to the Board experience and insights as the chief executive officer of a successful public technology company as well expertise and knowledge in social networking, consumer web and mobile products.

The Board recommends that you vote
FOR the election of each of the nominated directors.

DIRECTOR COMPENSATION

Overview

Our director compensation programs are designed to provide an appropriate incentive to attract and retain qualified non-employee board members. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board, in the event the Compensation Committee determines changes are needed. The following table summarizes the fiscal 2014 compensation earned by each member of the Board other than Mr. Smith, whose compensation is described under “Executive Compensation” beginning on page 45.
Director Summary Compensation Table

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Christopher W. Brody	102,500		260,002		—		362,502
William V. Campbell	251,154	(2)	260,002		5,000,000	(3)	5,511,156
Scott D. Cook	—		—		979,000	(4)	979,000
Diane B. Greene	85,000		260,002		—		345,002
Edward A. Kangas	29,375	(5)	379,969	(5)	—		409,344
Suzanne Nora Johnson	107,500		260,002		—		367,502
Dennis D. Powell	122,500		260,002		—		382,502
Jeff Weiner	75,000		260,002		—		335,002
_______________________________________

(1)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2014, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”), assuming no forfeitures. Please see the “Equity Grants to Directors During Fiscal Year 2014” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2014 (Exercisable and Unexercisable)” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)
This amount represents a stipend paid to Mr. Campbell for his role as a member and Non-Executive Chairman of the Board, in accordance with the compensation program adopted by the Board which became effective in January 2012.

(3)
The other compensation listed for Mr. Campbell consists of a $5,000,000 donation the Company made to the Campbell Legacy at Columbia, which supports the students of Columbia College, primarily via scholarships, and the faculty who teach them. In November 2013 when the donation was made, Mr. Campbell served as the Chair of the Columbia University board of trustees, and he now serves as its Chair Emeritus. Mr. Campbell was not involved in the solicitation, consideration or approval of this donation, and he receives no compensation from Columbia University and derives no financial benefit from the donation. The donation was unanimously approved by both the Audit and Risk Committee and the Compensation and Organizational Development Committee.

(4)
Mr. Cook is an employee of Intuit; thus, he is not compensated as a director. Mr. Cook’s compensation represents an annual salary of $550,000; and an incentive bonus of $429,000 awarded for service in fiscal 2014. Mr. Cook did not receive any equity awards from Intuit during fiscal 2014.

(5)
Mr. Kangas received fees due him for service on the Board during the quarter ended October 31, 2014 (the first quarter of Intuit’s fiscal 2014) in cash. He elected to receive fees due him for service on the Board during calendar year 2014 in RSUs, in accordance with Intuit’s Director Compensation Program, which is tied to the calendar year rather than Intuit’s fiscal year. These RSUs were awarded in January 2014, and are in respect of service provided during calendar year 2014 (which includes the first quarter of Intuit’s fiscal 2015). Please see the “Equity Grants to Directors During Fiscal Year 2014” table for more information.

Equity Grants to Directors During Fiscal Year 2014
The following table shows each RSU grant made to each of our directors, other than Mr. Smith, during fiscal 2014, including the grant date, number of shares, and grant date fair value.

	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)		Grant Date Fair Value ($)(1)
Christopher W. Brody	1/24/2014	3,550	(2)	260,002
William V. Campbell	1/24/2014	3,550	(3)	260,002
Scott D. Cook		—		—
Diane B. Greene	1/24/2014	3,550	(2)	260,002
Edward A. Kangas	1/24/2014	3,550	(2)	260,002
Edward A. Kangas	1/24/2014	1,638	(4)	119,967
Suzanne Nora Johnson	1/24/2014	3,550	(2)	260,002
Dennis D. Powell	1/24/2014	3,550	(2)	260,002
Jeff Weiner	1/24/2014	3,550	(2)	260,002

_______________________________________

(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant. See Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014 for more information on the valuation of RSUs.

(2)	Annual Non-Employee Board Member grant which, subject to the director’s continued service, vests as to 100% of the shares on January 1, 2015.

(3)	Annual Chairman of the Board grant which, subject to the director’s continued service, vests as to 100% of the shares on January 1, 2015.

(4)
Represents RSUs awarded pursuant to a Conversion Grant (described below under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) for shares equivalent in fair value on the date of grant to Mr. Kangas’ annual retainers for Board and Committee service for calendar 2014.

Outstanding Equity Awards for Directors at Fiscal Year-End 2014 (Exercisable and Unexercisable)
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Smith, as of July 31, 2014.

	Aggregate Shares Subject to Outstanding
Director Name	Stock Awards (#)		Option Awards (#)
Christopher W. Brody	13,405	(1)	112,500
William V. Campbell	12,187	(2)	—
Scott D. Cook	—		—
Diane B. Greene	13,405	(3)	60,000
Edward A. Kangas	18,166	(4)	57,500
Suzanne Nora Johnson	12,187	(5)	75,000
Dennis D. Powell	12,187	(6)	80,000
Jeff Weiner	13,567	(7)	—
_______________________________________

(1) Includes 5,772 vested RSUs for which Mr. Brody has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.

(2) Includes 4,554 vested RSUs for which Mr. Campbell has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(3) Includes 5,772 vested RSUs for which Ms. Greene has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(4) Includes 10,123 vested RSUs for which Mr. Kangas has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(5) Includes 4,554 vested RSUs for which Ms. Johnson has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(6) Includes 4,554 vested RSUs for which Mr. Powell has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.
(7) Includes 5,934 vested RSUs for which Mr. Weiner has elected to defer settlement and 4,083 vested RSUs on which settlement is deferred in accordance with Intuit’s Director Equity Compensation Plan.

Annual Retainer and Equity Compensation Program for Non-Employee Directors
The Compensation Committee periodically reviews best practices and considers how the Company’s compensation program for non-employee directors compares to the programs of its compensation peers. In conducting this review, the Compensation Committee relies upon information provided to it by FW Cook. The current compensation program approved by our Board for our non-employee directors and the Chairman of the Board has been in effect since January 2012, with the exception of an increase in the stipend for the Compensation Committee Chair from $17,500 to $20,000 effective January 2014 and the increase in the annual cash stipend paid to the Chairman of the Board in lieu of participation in the non-employee director cash compensation program from $240,000 for calendar year 2013 to $260,000 effective January 2014.
Annual Retainer
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts indicated in the following table:

Position	Annual Amount ($)
Non-Employee Board Member	60,000
Members of each of Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair*	32,500
Compensation and Organizational Development Committee Chair*	20,000
Acquisition Committee and Nominating and Governance Committee Chairs*	17,500

* Committee chair retainers are in addition to committee membership retainers.

These annual retainers are paid in quarterly installments and are pro-rated for any changes to a committee that occurs during any quarter. Directors may elect to defer cash retainers into additional tax-deferred Intuit stock units by making an irrevocable written election prior to the start of each calendar year. Such tax-deferred stock units, known as Conversion Grants, vest in four installments, commencing on the grant date (which is the first business day following the Company’s annual meeting of stockholders) and quarterly thereafter, and will be distributable at the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of the ownership of Intuit. We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Equity Compensation Program

Grants are made to non-employee directors and the Chairman of the Board in the form of a fixed dollar value of RSUs in the following amounts:

Board Position	Fixed Amount of Award ($)
Non-Employee Board Member and Chairman (annual grant)	260,000
New Board Member (additional grant upon joining Board)	75,000

Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors and the Chairman of the Board may vary, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants will be awarded on the day following each Annual Meeting of Stockholders. For a new Board Member, the annual grant will be prorated based on the number of full months of expected service until the next Annual Meeting of Stockholders. Subject to the director’s continued service, vesting of the annual RSU grants will occur on the first day of the twelfth month following the date of grant. For example, for grants made in January 2015, the vesting date would occur on January 1, 2016. A new Board Member’s additional grant will vest in two equal installments over two years. Once RSUs vest, settlement of the awards must be deferred until the earlier of (i) five years from the date of grant, (ii) separation from the Board, or (iii) a change in control of Intuit. Directors may defer settlement of their RSUs for a longer period of time at their option.
Board Members receive dividend equivalent rights in conjunction with RSU awards granted in July 2012 and thereafter. RSUs accrue dividends, which will be paid when the shares are issued.
Director Stock Ownership Requirement

Each director is required to hold shares of Intuit common stock with an aggregate value of five times the amount of the annual Board member retainer, which value will be measured as of July 31st of each year. Unvested RSUs and deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with the new guidelines within five years after the date the director joins the Board, or July 2016, whichever is later. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2014, each of the current directors is in compliance with this stock ownership requirement.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2015. As a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so and will be available to respond to appropriate questions from stockholders. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.

The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young LLP
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2014 and 2013:

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees	$3,613,000	$3,565,000
Audit-Related Fees	926,000	970,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$4,539,000	$4,535,000

Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2014, audit-related fees consisted primarily of fees for services related to the divestiture of our Intuit Financial Services (“IFS”) business. For fiscal 2013, audit-related fees consisted primarily of fees for a review of the IFS service organization controls in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16 and fees for services related to the divestiture of IFS.
Tax Fees
Intuit paid no tax fees to Ernst & Young in fiscal 2014 or fiscal 2013.
All Other Fees
Intuit paid no other fees to Ernst & Young in fiscal 2014 or fiscal 2013.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report” on page 22.
Approval of this Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock entitled to vote on this proposal that are present in person or represented by proxy at the Meeting and are voted “for” or “against” the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

AUDIT AND RISK COMMITTEE REPORT
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young LLP as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2014, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

•	Reviewed and discussed with management and the independent auditor Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•	Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•	Reviewed with the independent auditor and management the audit scope and plan;

•	Reviewed the internal audit plan with the internal auditor; and

•	Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.
We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2014 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable auditing standards of the Public Company Accounting Oversight Board (PCAOB).
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit and Risk Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2014. We also selected Ernst & Young LLP as Intuit’s independent registered public accounting firm for fiscal 2015.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Diane B. Greene
Suzanne Nora Johnson

TRANSACTIONS WITH RELATED PERSONS
The Audit and Risk Committee is responsible for review, and approval or ratification as appropriate, of specific transactions between Intuit (or its subsidiaries) in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee adopted a written set of procedures and guidelines, which are described below, to evaluate these transactions and obtain approval or ratification by the Audit and Risk Committee.
Identification of Related Persons.  Information about our directors and executive officers and persons related to them is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of the entities with which they are affiliated, including board memberships, executive officer positions, charitable organizations, and affiliations of immediate family members.
Audit and Risk Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.
Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring of Approved Transactions and Relationships.  Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit and Risk Committee, Intuit prepares and submits a new approval request to the Audit and Risk Committee for review at its next meeting.
Compensation Decisions.  The Audit and Risk Committee generally does not review executive or director compensation transactions or arrangements, as these are approved by the Compensation Committee or the Board, as appropriate.
Since the beginning of fiscal 2014, there have been no transactions and there currently are no proposed transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to approve the following advisory resolution at the Meeting:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to compensate our executives based on both overall Company performance and individual employee performance; help achieve our corporate growth strategy; acquire, retain and motivate talented executives with proven experience; and have a greater portion of Named Executive Officer pay tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions, and thus have the ability to directly influence overall company performance.
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, including:

•
a significant portion of our senior executive officer compensation is in the form of performance-based incentives, and in fiscal 2014, 50% of equity incentive value was granted in the form of performance-based RSUs, which measure relative TSR compared to a peer group;

•	we do not provide special retirement benefits designed solely for executive officers;

•	we do not provide any excise tax “gross-up” payments;

•	we do not provide perquisites or other executive benefits based solely on rank;

•	we prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•	we have “clawback” provisions for operating performance-based equity awards; and

•
we have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times salary, the senior vice president level and above guideline set at one and a half times salary, and non-employee director guideline set at five times retainer.

Stockholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy, and the “Executive Compensation” section of this proxy statement, which contains tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.
We will continue to hold our say on pay votes on an annual basis until the next vote on the frequency of advisory votes, unless the Board of Directors modifies its policy prior to that time. A non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote
FOR approval of the advisory resolution to approve executive compensation.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT
Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such policies and programs. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s three stakeholders — employees, customers and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2014, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Edward A. Kangas (Chair)
Christopher W. Brody
Jeff Weiner

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation and Organizational Development Committee (the “Compensation Committee”) oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our equity compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains context for the compensation actions approved by the Compensation Committee and paid for fiscal 2014 to the executive officers named below (the “Named Executive Officers”) and included in the “Summary Compensation Table” on page 45:

•	Brad D. Smith, President and Chief Executive Officer

•	R. Neil Williams, Senior Vice President and Chief Financial Officer

•	Laura A. Fennell, Senior Vice President, General Counsel and Corporate Secretary

•	Sasan K. Goodarzi, Senior Vice President and General Manager, Consumer Tax Group

•	Daniel A. Wernikoff, Senior Vice President and General Manager, Small Business Group
Executive Summary
Intuit is strongly committed to pay for performance. To that end, our executive compensation programs are designed to reward both short- and long-term growth, as well as total stockholder return (“TSR”). Our short-term performance-based compensation consists of annual cash bonuses, which are based upon achievement of annual corporate operating goals, including revenue and non-GAAP operating income growth, and individual performance. Our fiscal 2014 long-term compensation consists of performance-based RSUs based on relative total stockholder return (“Relative TSR RSUs”), RSUs and non-qualified stock options.
Fiscal 2014 Business Highlights
Intuit achieved revenue growth of 8.0%, non-GAAP operating income growth of 6.9% and non-GAAP earnings per share (“EPS”) growth of 10.0% (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP financial measures) and a TSR of 29.5%. These results take into account both an acceleration to cloud-based subscriptions, which shifted some fiscal 2014 revenue into future reporting periods, and expenses associated with a restructuring in the fourth quarter of fiscal 2014. In August 2014, Intuit announced a strategic decision to begin recognizing desktop product revenue over time, as opposed to up front at the time of purchase. We expect this decision to delay the recognition of both revenue and operating income that otherwise would have been realized in fiscal 2015 to future periods.
Our revenue, operating income and earnings per share for fiscal 2014 were at the high end of our guidance range, after adjusting for the impact of the related restructuring charges.
Key highlights from fiscal 2014 include the following:

•
Our revenue for fiscal 2014 was $4.506 billion, and adjusting for the impact of the restructuring charges described above, non-GAAP operating income was $1.597 billion and non-GAAP diluted EPS was $3.58, compared to revenue guidance of $4.475 billion to $4.505 billion, non-GAAP operating income guidance of $1.58 billion to $1.6 billion and non-GAAP diluted EPS guidance of $3.54 to $3.58;

•	Revenue for our Consumer Tax Group exceeded expectations by growing 7% for the year versus guidance range of 4% to 5% percent;

•	Our Professional Tax and Consumer Ecosystem businesses each exceeded internal plans and external guidance, with revenue growth of 4% and 8% percent, respectively;

•	Small Business Group revenue increased 10% for the year, and within the Small Business Group, the Small Business Online Ecosystem grew subscribers and improved attach rates for additional services;

•	We closed fiscal 2014 with nearly 700,000 QuickBooks Online customers, and more than 1 million total QuickBooks subscribers;

•	We increased QuickBooks online subscriptions by 40% and TurboTax online subscriptions by 14%;

•	We completed ten acquisitions, adding talent and technology across the small business and consumer ecosystems;

•	Intuit continued its disciplined financial strategy, focusing on cash management and maintaining a strong balance sheet; and

•
Our employee engagement scores continued to reflect best-in-class levels; Intuit moved up 14 places to number eight in Fortune’s “Top 100 Places to Work” survey and average customer satisfaction scores improved.

Intuit’s TSR has performed well in recent years. Measured at the end of fiscal 2014, we delivered one-year TSR of 29.5%, three-year annualized TSR of 21.9% and five-year annualized TSR of 23.3%, closing the year with our stock price at an all-time high. The graph below compares the cumulative TSR on Intuit common stock for the last five full fiscal years with the cumulative total returns on the S&P 500 Index and the Morgan Stanley Technology Index for the same period. It assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2009 and that all dividends were reinvested (Intuit did not pay cash dividends prior to fiscal 2012). Over this five-year period, Intuit’s TSR exceeded both the broad market (as evidenced by a comparison against the S&P 500 Index) and the overall technology sector (as evidenced by a comparison against the Morgan Stanley Technology Index). The comparisons in the graph below are based on historical data – with Intuit common stock prices based on the closing price on the dates indicated – and are not intended to forecast the possible future performance of Intuit’s common stock.

Compensation Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and related to both Intuit’s and individual performance:

•
A significant portion of our fiscal 2014 senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures. In addition to our annual cash bonus, 50% of equity incentive value was granted in the form of performance-based RSUs, which measure relative TSR against a group of other software and services companies of comparable size. The remaining 50% of equity incentive value was granted in the form of RSUs (which incorporate a one-year GAAP operating income hurdle) and stock options, both of which the Compensation Committee also considers to be performance-based compensation;

•	We do not provide supplemental company-paid retirement benefits designed for executive officers;

•	We do not provide any excise tax “gross-up” payments;

•	We do not provide perquisites or other executive benefits based solely on rank;

•	We prohibit directors and executive officers from pledging Intuit stock and engaging in hedging transactions involving Intuit stock;

•	We have “clawback” provisions for operating performance based equity awards; and

•	We have stock ownership guidelines for executive officers at the senior vice president level and above and non-employee directors, with the CEO guideline set at six times his base salary.
As illustrated below, approximately 94% of target total direct compensation for Mr. Smith in fiscal 2014 was performance-based, consisting of 85% equity and 9% target annual cash bonus. Only base salary, which is 6% of his total target compensation, was fixed, ensuring a strong link between his target total direct compensation and the Company’s results.

CEO Performance and Incentive Pay Mix – Target Total Direct Compensation

The majority of executive compensation for our Named Executive Officers is delivered through programs that link pay realized by executive officers with financial and operational results and with TSR. Incentive payouts under our Senior Executive Incentive Plan were based on revenue growth, operating income growth, business unit or functional group performance and individual performance. Equity-based compensation consisting of Relative TSR RSUs, RSUs and non-qualified stock options align compensation with the long-term interests of Intuit’s stockholders by focusing our executive officers’ performance on both absolute and relative TSR. The following chart shows the allocation of the Named Executive Officers’ actual total direct compensation for fiscal 2014, reflecting the extent to which their actual total direct compensation consists of performance-based compensation.
(1) Equity awards are reported at grant date fair value, which, for the Relative TSR RSUs, is based on the target number of shares subject to the award.
2014 “Say on Pay” Advisory Vote on Executive Compensation
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last four years. At our 2014 Annual Meeting of Stockholders, approximately 82% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2014 advisory vote together with the other factors and data discussed in the CD&A in determining executive compensation policies and decisions. The Committee did not make any material changes to our overall fiscal 2014 executive compensation policies and decisions as a result of the 2014 advisory vote. We value the opinions of our stockholders and will continue to consider the outcome of future say on pay votes when designing our compensation programs and policies and making compensation decisions for our Named Executive Officers.
Compensation Philosophy and Objectives
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is to establish a compensation program that is designed to:

•	compensate our executives based on both Company performance and individual performance;

•	help achieve our corporate growth strategy;

•	acquire, retain and motivate talented executives with proven experience in a competitive market; and

•
have a greater portion of Named Executive Officer pay opportunity tied to short- and long-term incentive programs than most other Intuit employees, because they lead our key business units or functions and thus have the ability to directly influence overall Company performance.

The Compensation Committee believes that a mix of both cash and equity incentives is an effective compensation structure, as annual cash incentives reward executives for near term operating results, while equity incentives motivate executives to execute on our long-term strategic plan in order to increase stockholder value. In determining the amount of the cash and equity incentives, the Compensation Committee considers each officer’s total compensation on both a short- and long-

term basis to assess the retentive and incentive value of his or her overall compensation, while taking into consideration additional relevant factors, including, for example, market data, internal parity and stockholder and proxy advisor perspectives.
We manage equity compensation to provide competitive rewards that are commensurate with results delivered, while limiting dilution to stockholders.
Specific Elements of Fiscal 2014 Compensation
Compensation for all Named Executive Officers is a mix of the principal components summarized in the following table and described in greater detail below.

Component of Compensation	Primary Purpose

Base Salary	Provide the security of a competitive fixed cash payment for services rendered
Annual Bonus	Reward achievement of annual company financial performance and individual strategic and operational objectives
Stock Options	Retain and motivate executives to build stockholder value over the life of the option, since options deliver value only if Intuit’s stock price appreciates after grant
Restricted Stock Units	Retain executives and provide alignment with stockholders’ interests during the vesting term
Relative TSR RSUs
Retain and align executives with stockholders for a minimum of three years and offer upside for strong positive returns to stockholders relative to similar alternative investments over 12, 24 and 36 month periods

The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the Company’s financial results for the fiscal year to be taken into account when making officer compensation decisions.
Base Salary
Base salaries provide the security of a fixed cash payment for services rendered. In July 2014, the Compensation Committee reviewed the base salaries of our Named Executive Officers in the context of the compensation information provided by FW Cook, the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of our Named Executive Officers were competitive with our compensation peer group and to ensure those salaries reflect each executive’s roles, responsibilities, experience and performance as further described under “Use of Competitive Data” on page 40. The Compensation Committee decided to maintain the base salaries of Messrs. Smith and Williams and Ms. Fennell at the fiscal 2014 level for fiscal 2015. The Compensation Committee approved increases in the fiscal 2015 base salaries of Mr. Goodarzi and Mr. Wernikoff as follows:
•Mr. Goodarzi’s base salary was increased by 4.8% to $650,000 in recognition of his outstanding performance in fiscal 2014 and his demonstrated ability to drive change within Intuit’s Consumer Tax organization; and
• Mr. Wernikoff’s base salary was increased by 14.2% to $600,000, in recognition of his increase in responsibility leading the Company’s Small Business Group, a business with revenue of over $2 billion in fiscal 2014, while prior to April 2014, he handled the Company’s Small Business Financial Solutions Group, a business responsible for approximately $1.4 billion in revenue in fiscal 2014.
Annual Cash Bonuses
Intuit uses cash bonuses to reward achievement of annual Company financial performance and individual strategic and operational objectives, all of which align with stockholder value. All employees (other than those eligible to participate in certain sales and customer care incentive programs), including each of Intuit’s Named Executive Officers, have an annual bonus target that is a stated percentage of base salary determined by the individual’s role within Intuit. Bonus targets for the Named Executive Officers were set by the Compensation Committee based on the scope and significance of each executive’s leadership role at Intuit, and a review of market data. The target amounts are used as a starting point in the determination of cash bonuses, but actual bonus payments varied based on Company and individual performance, as discussed below.

A Company-wide bonus pool is funded out of Intuit’s operating income and is paid out through certain incentive plans to all employees. Cash bonuses for our Named Executive Officers are paid out under the Senior Executive Incentive Plan (“SEIP”), a stockholder-approved plan designed to provide for payments that qualify as performance-based compensation under Section 162(m).
Funding of the Company’s bonus plans, including the SEIP, is based on Company performance against specific revenue and operating income targets, as described in more detail below. The fiscal 2014 bonus pool was allocated across Intuit’s business units and functional groups based on the CEO’s assessment of each group’s performance during the year. Within the context of both Company and business unit/functional group performance, managers distributed the funded pool based on individual performance.
Each year, the Compensation Committee sets a Company performance target which must be achieved in order for any employee to be eligible to receive a cash bonus under the SEIP. At the close of fiscal 2014, the Compensation Committee certified that Intuit had exceeded the operating income threshold set at $600 million and thus each participant in the SEIP was eligible, but not entitled, to receive a cash bonus under that plan.
Fiscal 2014 Company-wide Bonus Pool Funding
The baseline funding of the Company-wide fiscal 2014 bonus pool was based on Intuit’s revenue growth and non-GAAP operating income growth (see table on page A-3 of this proxy statement for a reconciliation of non-GAAP measures), as set forth on the following table. Both measures were weighted equally because the Compensation Committee believes that annual profitable growth sustained over time translates into durable value creation for stockholders.
All employees (other than those eligible to participate in certain sales and customer care incentive programs), including but not limited to the Named Executive Officers, are eligible to participate in this Company-wide pool. The Compensation Committee has discretion to adjust the formulaic funding level up or down by 30 percentage points, taking into account qualitative factors that measure management’s success in building a stronger foundation for the future by improving outcomes for stockholders, employees and customers, macro-economic conditions and the Company’s performance relative to its peers, as well as extraordinary items which impacted financial results but are not a reflection of Intuit’s operating performance.

The following table reflects the goals approved by the Committee for purposes of calculating the baseline funding of the Company-wide bonus pool, as well as the Company’s actual performance results.

Measure	Revenue Growth			Non-GAAP Operating Income Growth			Total

Weighting	50%		+	50%		=	100%

							Baseline
		Bonus		FY14	Bonus		Company
	FY14	Pool Funding		Operating	Pool Funding		Performance
	Revenue	as a Percent		Income	as a Percent		as a Percent
	Growth	of Target*		Growth	of Target*		of Target(1)
Maximum	11.4%	150%		11.5%	150%		150%
	10.7%	133%		10.7%	133%		133%
	9.9%	117%		9.9%	117%		117%
Target	9.1%	100%		9.2%	100%		100%
	8.5%	95%		8.5%	95%		95%
				7.8%	90%		90%
Actual	8.0%	91.8%		6.9%	79.7%		85.8%
	7.8%	90%
	6.5%	75%		6.5%	75%		75%
	5.2%	60%		5.2%	60%		60%
	3.9%	45%		3.9%	45%		45%
	2.6%	30%		2.6%	30%		30%
	1.3%	15%		1.3%	15%		15%
Threshold	—%	—%		—%	—%		—%

______________________________________
* Linear interpolation between defined points.
(1) This represents a baseline for the funding of the company-wide bonus pool. The Compensation Committee has discretion to adjust the actual funding level up or down by 3000 basis points. As discussed below, the Committee used its discretion to fund the Company Performance Component at 100% of target.
The baseline funding of the Company-wide bonus pool was calculated to be 85.8% of Target based on the Company’s revenue growth of 8.0% and non-GAAP operating income growth of 6.9% in fiscal 2014. The Compensation Committee determined it was appropriate to exclude certain charges, primarily related to the fourth quarter Small Business Group restructuring efforts, when determining the appropriate level of funding of the Company-wide bonus pool because they did not reflect the Company’s core operations. Without these charges, the baseline funding of the Company-wide pool would have been 89.5% of Target.
The Compensation Committee also considered the Company’s performance against factors that we call our “True North” criteria - delivering the best possible results in the current period for employees, customers and stockholders, while building the foundation for a stronger future - and determined that Intuit had a strong year and the Company made important strategic decisions which the Committee believes will help build a foundation for continued strong performance in future years, by achieving the following outcomes for stockholders, employees and customers:

•	Employee engagement scores remained at best-in-class levels, as measured by an independent third party;

•	Improved the Company’s rank by 14 places to number eight on Fortune magazine’s “Great Place to Work” survey;

•	Ranked #3 on Fortune magazine’s “Most Admired Software Company” survey;

•	Held or gained share in most major product lines;

•	Accelerated adoption of cloud solutions, both for small businesses and Turbo Tax online;

•	Achieved strong growth in the Consumer Tax Group, ProTax Group and Consumer Ecosystem; and

•	Continued to grow stock price, outperforming both the S&P 500 Index and the Morgan Stanley Technology Index.
Based on a review of the Company’s performance against our True North criteria, the Compensation Committee determined to set the actual Company-wide bonus pool, which includes SEIP funding, at 100%.
Determination of Cash Bonuses
Eligible employees, including our Named Executive Officers, received bonuses from the Company-wide bonus pool, and other than for Mr. Smith, such bonuses were based on their applicable business unit or functional group’s performance against its own True North criteria as well as their own performance, as evaluated by the Compensation Committee and recommended by the CEO (for all Named Executive Officers except himself), during the fiscal year. Mr. Smith’s incentive award was determined based on full Company results, and not the performance of any particular functional group or business unit, as well as the Committee’s evaluation of his individual performance. The actual bonus payouts to our Named Executive Officers were in the range of 105% to 135% of their individual target bonus.

Brad Smith.  In assessing Mr. Smith’s individual performance and resulting bonus, the Compensation Committee considered his impact on one-year operational and longer-term strategic plans. In particular, the Compensation Committee determined that Mr. Smith had delivered outstanding performance on the following annual operating goals which were established by the Compensation Committee early in fiscal 2014:

•	Revenue growth

•	Non-GAAP operating income growth

•	Leadership results

◦	Build a high performing organization and a great environment for top talent to work:

▪	Maintain high employee engagement (annual survey and related actions) in a competitive talent market

▪	Maintain rigorous talent management efforts (hiring, retention and development - with a specific focus on attracting/retaining top product and technical talent)

▪	Enhance the product and engineering culture by engaging and empowering product, design and tech talent to develop and deliver great products and network effect platforms

▪	Develop a collaborative work environment which empowers individuals at all levels to contribute and execute effectively

◦	Deliver awesome customer experiences that create delight and grow market share:

▪	Uphold the highest customer experience results, focusing on end to end experience including customer care as measured by net promoter scores

▪	Cultivate an innovative culture where teams apply “lean start-up” principles to improve existing and/or build new products that are valued by customers

▪	Build durable advantage in Intuit’s technology and infrastructure that empowers local teams to innovate quickly, increasing effectiveness and efficiency

▪	Develop a systemic process for identifying and capitalizing on inorganic opportunities to strengthen Intuit’s talent, technology and revenue trajectory
In assessing Mr. Smith’s performance against his one-year goals, the Compensation Committee noted the Company’s strong performance in the Consumer Tax, Consumer Ecosystem and Professional Tax groups, as well as the successful execution of the transition towards cloud-based solutions, as demonstrated by growth in QuickBooks Online subscriptions of 40% and TurboTax Online subscriptions of 14%. The Committee also took into account that under Mr. Smith’s leadership, the Company completed ten acquisitions in fiscal 2014, and the Company closed the year with its stock price at an all-time high.

The Compensation Committee also determined that Mr. Smith delivered outstanding progress toward the following longer-term goals established by the Compensation Committee early in fiscal 2014:

•	Long-term strategic plan for Intuit that accelerates our growth track

◦	Articulate a long-term vision and strategic plan (3 years) for the Company

◦	Demonstrate progress against (1) being the operating system behind small business success and (2) doing the nations’ taxes by:

1.	Delivering awesome product experiences:

a.	Amazing first use experiences that deliver the customer benefit much better than competitors

b.	Reimagined mobile first/mobile only, capitalizing on the unique mobile design and capabilities
2.Enabling the contributions of others to build network effect platforms

a.	Solving multi-sided problems well, creating a virtuous circle of end users and contributors

b.	Expanding globally through platforms that are localized by users and developers

3.	Using data to create delight

a.	Enabling customer data to deliver better product experiences and break through benefits

•	Multi-year leadership strategy and progress

◦	Management growth and succession plans; strong business leaders and pipeline; hiring and retention of key technical talent

◦	Trend for employee engagement results (annual survey and related actions); addressing any specific issues which arise

◦	Trend for customer experience results as measured by customer satisfaction scores

◦	Progress against global expansion strategies
In assessing Mr. Smith’s performance and progress toward these long-term goals, the Compensation Committee determined that under Mr. Smith’s leadership, Intuit made significant progress toward its strategic goals of being the operating system behind small business success and doing the nations’ taxes. By accelerating its shift to cloud-based services, the Company is expanding the total addressable market and can generate more predictable, recurring revenue streams to accelerate future growth. In addition, the Committee noted that the Company has improved its customer acquisition, retention and satisfaction in QuickBooks Online, TurboTax and its ProTax product, contributing to the longer-term business goals. It also recognized Mr. Smith’s achievements with respect to growing and developing the Company’s management team and technical talent, as well as the acceleration of its global growth, all while continuing to maintain best-in-class employee engagement scores and high customer satisfaction scores in several key businesses.
After consulting with the Board without Mr. Smith present, the Compensation Committee determined that his overall performance rating was outstanding. In consideration of this rating, the Compensation Committee determined that Mr. Smith’s bonus would be paid at 135% of target. In making this determination, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting his bonus. The Committee determined that Mr. Smith’s fiscal 2015 target bonus should be increased to 150% of salary, making an increased portion of his total cash compensation performance-based, which percentage is consistent with the practice of the Company’s compensation peers.
Other Named Executive Officer Bonuses
The Compensation Committee determined the amounts of the bonuses for Intuit’s other Named Executive Officers, based on each executive’s leadership and progress toward one-year operational and longer-term strategic plans. In evaluating executives and determining each of their overall performance ratings, the Compensation Committee considered: (1) the performance evaluation and pay recommendations made by the Chief Executive Officer, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability and retention criticality and (2) the scope, degree of difficulty and criticality of the executive’s responsibilities. The Compensation Committee gives considerable weight to the evaluation provided by the Chief Executive Officer because of his direct knowledge of each other

Named Executive Officer’s performance and contribution. As with Mr. Smith’s bonus, in determining the individual bonus payouts, no individual factor was assigned any specific weight by the Compensation Committee. Rather, the Compensation Committee assessed these factors and their overall impact on the Company and exercised its judgment in setting the bonuses.
Neil Williams.  The Compensation Committee determined that Mr. Williams had outstanding performance for fiscal 2014. Under his leadership, Intuit’s finance team has continued to build strong partnerships with our business units to achieve excellent results. The Compensation Committee also recognized his leadership of the Company’s corporate strategy and development team, which drove the Company’s ten fiscal 2014 acquisitions, as well as his leadership of the Company’s investor relations team, which enhanced its investor outreach program during the year. The Compensation Committee determined that Mr. Williams’ bonus would be paid out at 120% of target. The Committee determined that Mr. Williams’ fiscal 2015 target bonus should be increased from 75% to 80% of salary, thereby tying a greater percentage of his total cash compensation in the following year to performance and bringing his target bonus percentage more in line with the market.
Laura Fennell. The Compensation Committee determined that Ms. Fennell had outstanding performance in her role leading the Legal, Compliance, Data Services and Policy organization, which includes the Company’s legal, privacy, information security, data services and government affairs organizations. Ms. Fennell demonstrated execution excellence in managing Intuit’s legal affairs and strong leadership in the change management process for the data services and information security teams. The Compensation Committee noted in particular her demonstrated leadership in attracting and retaining key technical leaders in the data services and information security groups. The Compensation Committee determined that Ms. Fennell’s bonus would be paid out at 110% of target. The Committee determined that Ms. Fennell’s fiscal 2015 target bonus should be increased from 65% to 70% of salary, thereby tying a greater percentage of her total cash compensation in the following year to performance and bringing her target bonus percentage more in line with the market.
Sasan Goodarzi. The Compensation Committee determined that Mr. Goodarzi had outstanding performance in his role as the head of Intuit’s Consumer Tax business. Under his leadership, TurboTax gained over two points of market share in fiscal 2014, growing TurboTax Online units 14% and total TurboTax units 10%. Total Consumer Tax Group revenue grew 7%, which exceeded the Company’s guidance of 4% to 5%. Mr. Goodarzi also led the Consumer Tax team to re-envision the business’s offerings, which resulted in improvements to the product’s website traffic, conversion, retention and net promoter scores. The Compensation Committee determined that Mr. Goodarzi’s bonus would be paid out at 130% of target. The Committee also determined that Mr. Goodarzi’s fiscal 2015 target bonus should be increased from 65% to 80% of salary, thereby increasing the amount of his total cash compensation in the following year that is tied to performance and bringing his target bonus percentage more in line with the market.
Daniel Wernikoff. The Compensation Committee determined that Mr. Wernikoff had strong performance in his role as the head of Intuit’s Small Business Financial Services group, and as the leader of the expanded Small Business Group, after the former Small Business Management Services team began reporting into him as well. Under his leadership, the Small Business Group saw accelerated unit growth, increased attach rates, improved net promoter scores and improved customer care performance. The Compensation Committee recognized Mr. Wernikoff’s bold strategic thinking in his new, expanded role, including ongoing improvements in creating a “one SBG” customer experience. The Compensation Committee determined that Mr. Wernikoff’s bonus would be paid out at 105% of target. The Committee also determined that Mr. Wernikoff’s fiscal 2015 target bonus should be increased from 65% to 80% of salary, increasing the amount of his total cash compensation in the following year that is tied to performance and bringing his target bonus percentage more in line with the market.
Fiscal 2014 Long-Term Incentives
In July 2014, the Compensation Committee approved changes to the Company’s long term incentive program in an effort to simplify the program without sacrificing its stockholder performance orientation. For fiscal 2014, Relative TSR RSUs comprised half of the equity value granted to our Named Executive Officers when measured by grant date fair value. The other half is split evenly between RSUs and stock options.
Relative TSR RSUs
In fiscal 2014, Relative TSR RSUs comprised fifty percent of the value of the long-term equity awards. Relative TSR RSUs are earned based on Intuit’s three-year relative TSR compared to a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24- month performance periods have an additional service-based vesting requirement, such that all of the earned shares cliff vest following the end of the 36-month period. Performance-based awards ensure that a meaningful share of our executives’ equity compensation is contingent upon future performance rather than continued employment or stock appreciation. Further, our Relative TSR RSUs align award holders with stockholders, holding award holders accountable for better than average stockholder return compared to other software companies, and the three year vesting schedule serves as a retention incentive. The use of three discrete 12, 24 and 36 month periods aims to minimize the potential impact of anomalous share price trends over the duration of the three-year performance period that could result from market volatility. The Company believes that this approach focuses Named Executive Officers on long-term stockholder return, which is the goal of sustained multi-year profitable growth and ultimately reflects our stockholders’ perception of our performance
Our TSR peer group was identified using objective selection criteria recommended by FW Cook, its independent compensation consultant, which have been consistently applied for the last four years. All are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code that have market capitalization and revenue between 0.2x and 5x Intuit’s size, plus H&R Block, which is a direct, size-relevant competitor (the “TSR Peers”). The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s one-, two- and three-year return compared to similar companies in which an Intuit stockholder might reasonably be expected to invest. The Committee believes that having 41 TSR Peers ensures that, in spite of mergers or acquisitions of TSR Peers, the Company will maintain a robust peer group against which it can measure its TSR. There is almost complete overlap with the Company’s peer group, as 20 of the 21 companies in it are also included in the TSR peer group. The stockholder return of both Intuit and the TSR Peers is measured using a thirty trading-day average at the start and the end of each performance period. The purpose of this averaging period is to reduce the effect of daily stock market volatility on the measurement of TSR. There is a “target” payout, which is earned when Intuit’s performance is at the 60th percentile of the peers for the applicable performance period. These payouts may be as high as 200% of target if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period and may be as low as 0% of target if performance is at or below the 30th percentile of the TSR Peers for the performance period. The payouts are capped at 100% of target in the event that Intuit’s relative TSR is above the 60th percentile of the TSR Peers, but absolute TSR is negative over any of the three performance periods, in order to avoid particularly large award earnouts for outperforming peers in falling markets when Intuit’s stockholders do not have a positive return. The table below describes the percent of target that may be earned under these awards based on relative TSR:

	TSR Percentile Rank(1)	Shares Earned as a Percent of Target(2)
Maximum	100	200%
Target	60	100%
Threshold	30	—%
_______________________________________

(1)	Linear interpolation between defined points.

(2)	Payouts capped at 100% if absolute 3-year TSR is negative.

The 41 Relative TSR Peers are set forth below:

Relative TSR Peer Companies
Activision Blizzard, Inc.	Equinix, Inc.	Rackspace Hosting, Inc.
Adobe Systems Incorporated	Fidelity National Info Services, Inc.	Red Hat, Inc.
Akamai Technologies, Inc.	Fiserv, Inc.	Sabre Corporation
Alliance Data Systems Corporation	FleetCor Technologies, Inc.	Salesforce.com, Inc.
Autodesk, Inc.	Gartner, Inc.	Symantec Corporation
Automatic Data Processing, Inc.	Global Payments Inc.	Synopsys, Inc.
Broadridge Financial Solutions, Inc.	H&R Block, Inc.	Teradata Corporation
CA, Inc.	IAC/InterActiveCorp	Total System Services, Inc.
Cadence Design Systems, Inc.	Jack Henry & Associates Inc.	Verisign, Inc.
Citrix Systems, Inc.	LinkedIn Corporation	VMware, Inc.
Cognizant Technology Solutions	Mastercard Incorporated	The Western Union Company
Computer Sciences Corporation	Nuance Communications, Inc.	Xerox Corporation
eBay, Inc.	Open Text Corporation	Yahoo! Inc.
Electronic Arts, Inc.	Paychex, Inc.
One company was removed from the 2013 group because it was acquired (BMC Software, Inc.), while five 2013 TSR peer companies were removed because they no longer met the objective size requirement (Facebook, Inc., Genpact Limited,

SAIC, Inc., Tibco Software and Vantiv, Inc.). Four companies were added (Broadridge Financial Solutions, Inc., FleetCor Technologies, Inc., Sabre Corporation and Xerox Corporation) as they met the size and industry criteria set forth above on the date of determination.
RSU Awards
In fiscal 2014, 25% of the total value of the executive officers’ annual equity awards was made in the form of RSUs. RSUs provide a link to stockholders’ interests because their value fluctuates with stock price and they also serve as a long-term incentive for officers to remain with Intuit as they receive no value unless they remain with the Company through the vesting period. In addition, RSUs have a performance component, as the Company must achieve a one-year GAAP operating income hurdle before these RSUs will begin to vest to allow such awards to qualify as performance-based compensation under Section 162(m). RSUs vest over three years, with one-third of the shares vesting in July of each year beginning in 2015, subject to achievement of the one-year GAAP operating income hurdle.
Stock Options
In fiscal 2014, 25% of the total value of the executive officers’ annual equity awards was made in the form of stock options. Stock options require price appreciation in order to be valuable awards and align holders with the specific goal of increasing stockholder value after the grant date. Stock options vest over three years, with 33.333% of the shares vesting after one year and 2.778% of the shares vesting each month thereafter.
Dividends
Intuit employees (including the Named Executive Officers) are provided dividend equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest. For Relative TSR RSUs, dividends will be paid based on the actual units that vest following measurement of performance and satisfaction of the three-year vesting requirement, and are subject to the same provisions as the underlying awards. Dividend equivalent rights on RSUs (including Relative TSR RSUs)that fail to vest due to performance are forfeited.
Determination of Equity Grant Value
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including but not limited to annual performance ratings, retention value of current equity holdings and competitive equity award values among peer companies for roles of similar size and scope. In order to be eligible to receive equity awards, an executive must have a performance rating of “strong” or “outstanding,” and a rating of “outstanding” will, for any given role, generally result in a larger equity grant than for any other rating. In setting specific awards for our Named Executive Officers, the Committee exercises its judgment and discretion. All equity granted to our Named Executive Officers reflects the portfolio mix of 50% Relative TSR RSUs, 25% RSUs and 25% stock options discussed above.
Brad Smith. The equity granted to Mr. Smith for fiscal 2014 has a target value of $13,500,000. In determining his awards, the Compensation Committee reviewed data provided by FW Cook, in addition to the Compensation Committee’s own subjective assessment of Mr. Smith’s outstanding performance. The value of this equity, together with Mr. Smith’s fiscal year 2014 base salary and actual bonus yielded total direct compensation near the 55th percentile of peer group CEOs who are local San Francisco Bay Area competitors for talent. The Compensation Committee determined this was appropriate considering Mr. Smith’s outstanding performance, overall Company performance and his experience. The Committee gave considerable weight to local peer CEO compensation data, as they represent the companies with which Intuit competes most directly for executive talent.
Other Named Executive Officers. To determine the size of the equity awards for Messrs. Williams, Goodarzi and Wernikoff and Ms. Fennell, the Compensation Committee used data provided by FW Cook, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group, as discussed above. The Compensation Committee then considered the Chief Executive Officer’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The Compensation Committee gives considerable weight to the recommendations provided by the Chief Executive Officer because of his direct knowledge of each other Named Executive Officer’s performance and contribution.
Neil Williams. Due to the broad scope and complexity of his role as Chief Financial Officer and his outstanding performance rating, Mr. Williams was granted equity value of $4,200,000.
Laura Fennell. Ms. Fennell was granted equity valued at $3,000,000, reflecting her outstanding performance rating and the scope of her responsibilities as General Counsel as well as her leadership of the information security, government relations and data services teams.

Sasan Goodarzi. Mr. Goodarzi was granted equity valued at $4,200,000, due to his outstanding performance in his role leading Intuit’s Consumer Tax Group.
Daniel Wernikoff. Mr. Wernikoff was granted equity valued at $4,000,000, due to his strong performance and his new role leading Intuit’s Small Business Group, its largest business unit.
The realization of these grant date values is subject to a significant amount of risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative (compared against the TSR Peer Group) TSR is not strong.
The following table sets forth the actual total equity grant value awarded to each Named Executive Officer for fiscal 2014 and the RSUs, stock options and target number of Relative TSR RSUs granted in connection with the fiscal 2014 performance and compensation review process. These values were estimated using data available to the Compensation Committee on July 23, 2014. They do not match exactly the grant date fair values presented in the Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 24, 2014 grant date.

		Target # of RSUs	# of RSUs/Stock Options
		Relative
		TSR
	Value-Based Equity	RSUs	RSUs	Stock Options
Name	Grant	(50% of value)	(25% of value)	(25% of value)
Brad D. Smith	$13,500,000	92,100	40,850	227,450
R. Neil Williams	$4,200,000	28,650	12,700	70,750
Laura A. Fennell	$3,000,000	20,450	9,050	50,500
Sasan K. Goodarzi	$4,200,000	28,650	12,700	70,750
Daniel A. Wernikoff	$4,000,000	27,250	12,100	67,350
Achievement of Performance Hurdle for July 2013 RSU Awards
In July 2013, as part of Intuit’s annual performance and compensation review process for our last fiscal year ended July 31, 2013, the Compensation Committee approved the grant of RSUs, subject to a performance hurdle, to each Named Executive Officer. At the time of grant, the Compensation Committee established a one-year GAAP operating income hurdle of $600 million that Intuit was required to achieve in order for the awards to begin vesting. This hurdle is intended to allow the RSUs to qualify as “performance-based compensation” under Section 162(m) in order that the deductibility of any taxable income arising from these awards will not be limited by Section 162(m), however, the application of Section 162(m) is complex and may change over time (with potentially retroactive effect). Intuit’s GAAP operating income for the fiscal year ended July 31, 2014 was $1.3 billion, which exceeded the hurdle. As a result, the RSUs granted to the Named Executive Officers vest as to 33-1/3 % of the shares on each of July 1, 2014, July 1, 2015 and July 1, 2016.
Achievement of Performance Targets for July 2011 Performance-Based RSU Awards
In June and July 2011, the Compensation Committee approved the grant of performance-based RSUs to Company executives. Approximately half of the performance-based RSUs were tied to the achievement of Intuit’s three year operating goals (“2011 Operating Performance RSUs”) and half were tied to the relative total stockholder returns (“2011 Relative TSR RSUs”). In August 2014, the Compensation Committee certified the achievement of the operating performance goal at 66.3% of target and the achievement of relative TSR performance at 100.8% of target. The operating goals reflect targeted compound annual growth rates in both revenue (50% of 2011 Operating Performance RSUs) and GAAP operating income (50% of 2011 Operating Performance RSUs) for the three year period from August 1, 2011 through July 31, 2014. The below target awards in the 2011 Operating Performance RSUs during a time period when Intuit achieved compound annual revenue growth of 8.5% and compound annual operating income growth of 7.9% demonstrates the aggressive performance goals established by the Compensation Committee. The payout reflected the formula earnout and discretion was not applied. The table below sets out the metrics for the revenue growth and operating income growth goals as well as the actual results and payout levels for the 2011 Operating Performance RSUs:

Measure	Revenue Growth (CAGR)				GAAP Operating Income Growth (CAGR)				Total

Weighting	50%			+	50%			=	100%

					FY12-FY14
	FY12-FY14	Percent	Payout as		Operating	Percent	Payout as		Payout as
	Revenue	of Target	a Percent		Income	of Target	a Percent		a Percent
	Growth	Achieved	of Target		Growth	Achieved	of Target		of Target
Maximum	14.9%	120%	160%		21.0%	120%	160%		160%
	14.3%	115%	145%		20.2%	115%	145%		145%
	13.6%	110%	130%		19.3%	110%	130%		130%
	13.0%	105%	115%		18.4%	105%	115%		115%
Target	12.4%	100%	100%		17.5%	100%	100%		100%
	11.6%	93%	98%		16.4%	93%	98%		98%
	10.8%	87%	96%		15.2%	87%	96%		96%
	9.9%	80%	93%		14.0%	80%	93%		93.0%
					10.5%	60.0%	70%		70.0%
Actual	8.5%	68.5%	80%		7.9%	45%	53%		66.3%
	7.4%	60%	70%
	5.0%	40%	47%		7.0%	40%	47%		47%
	2.5%	20%	23%		3.5%	20%	23%		23%
Threshold	—%	—%	—%		—%	—%	—%		—%

The vesting of the 2011 Relative TSR RSUs is based on Intuit’s percentile rank of total stockholder return among the TSR peer group established for fiscal 2011 (“2011 TSR Peers”) based on the 30 day average closing stock price of each 2011 TSR Peer at the beginning and end of the performance period. Although the TSR peer group is modified each year, in order to be consistent, the vesting of the 2011 Relative TSR RSUs is based on the TSR peer group established in the year in which the 2011 Relative TSR RSUs were granted. The performance goals along with actual results for the 2011 Relative TSR RSUs are set out on the table below. Intuit’s relative TSR percentile rank was 60.5, following Intuit’s strong absolute three-year TSR of 86.8% for fiscal 2012 through fiscal 2014.

	Intuit’s TSR Percentile Rank	Payout as Percent of Target
Maximum	100.0	160%
	95.0	152.5%
	90.0	145%
	85.0	137.5%
	80.0	130%
	75.0	122.5%
	70.0	115%
	65.0	107.5%
Actual	60.5	100.8%
Target	60.0	100%
	55.0	83.3%
	50.0	66.7%
	45.0	50%
	40.0	33.3%
	35.0	16.7%
Threshold	30.0	—%

For all of the Named Executive Officers other than Mr. Smith, the table below sets forth the number of 2011 performance-based RSUs that vested on September 1, 2014. With respect to Mr. Smith, 50% of his awards vested on September 1, 2014, and the remaining 50% will vest on September 1, 2016, subject to his continued employment by the Company.

Name	2011 Operating Performance RSUs Vested (1)	2011 Relative TSR RSUs Vested (1)	Total 2011 RSUs Vested (1)	Total 2011 Target RSUs Awarded
Brad D. Smith	46,200	77,131	123,331	146,164
R. Neil Williams	14,323	23,911	38,234	45,311
Laura A. Fennell	6,469	10,799	17,268	20,464
Sasan K. Goodarzi	9,952	15,119	25,071	30,000
Daniel A. Wernikoff	4,390	7,328	11,718	13,886

(1) For Mr. Smith, 50% of the 2011 RSUs shown in the table vested on September 1, 2014 and the remaining 50% of the RSUs are scheduled to vest on September 1, 2016, subject to his continued employment by the Company.
Fiscal 2015 Long-Term Incentives
In connection with the shift to a subscription business model, which the Compensation Committee believes will create long term value for our stockholders, in October 2014, the Compensation Committee granted key senior executives additional performance-based RSUs tied to one year growth in QuickBooks Online subscriptions after meeting a one-year GAAP operating income hurdle. The Company believes QuickBooks Online subscription growth is a key business transition driver in its new strategy, and the Committee determined that it was important to incentivize Company executives to achieve these goals. These awards will be reflected in our proxy statement for fiscal 2015, together with any annual equity awards that are made at the end of the fiscal year.
Use of Competitive Data
The Compensation Committee’s independent compensation consultant assists the Compensation Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in comparing our executive compensation program against the peer group each year. The Compensation Committee’s objectives in using this market study were:
1. To confirm that our peer group is relevant and includes:
a. companies with which we compete for executive talent;
b. companies of similar scope and complexity;
c. companies of similar size, measured by revenue and market capitalization; and
d. companies with similar business lines.
2. To evaluate how our compensation compares to other companies using similar compensation models (including the mix of cash, equity and short and long-term incentives).
3. To create a sufficiently robust set of peers to ensure a degree of continuity year-over-year to avoid statistical distortion.

Using these objectives, FW Cook recommended a fiscal 2014 peer group with the following characteristics:

Criteria for Fiscal 2014 Peer Group	Characteristics
Relevant Business Lines	All are in GICS code 4510 (software and services), except for H&R Block, which is a direct business competitor and NetApp, which is a local talent peer.
Comparable Pay Models
All members of peer group use a mix of base salary, annual cash awards and some form of equity grant to executives. None of the members of the peer group have large defined benefit or similar retirement offerings as part of their ongoing executive compensation programs.

Size
Peer companies were selected in order to remain within a range of similar revenue between 0.4 and 2.5x and company market-capitalization value between 0.33 and 3.0x, subject to reasonable exceptions for direct business competitors and internal talent peers.

Year-over-Year Continuity
No companies were added to the list in fiscal 2014 and two companies were removed: BMC Software, Inc. as it was acquired during the year and Facebook, Inc., as it exceeds the defined market cap size range and does not exhibit typical public company pay practices.

FW Cook reviewed this data with the Compensation Committee in April 2014, and the Committee determined that the following companies would make up the peer group for fiscal year 2014 and fiscal year-end 2014 decisions.

2014 Compensation Peer Companies

Activision Blizzard, Inc.	H&R Block, Inc.
Adobe Systems, Inc.*	Mastercard Incorporated
Alliance Data Systems Corporation	NetApp, Inc.*
Autodesk, Inc.*	Paychex, Inc.
CA, Inc.	Salesforce.com, Inc.*
Citrix Systems, Inc.	Symantec Corporation*
Cognizant Technology Solutions Corporation	Teradata
eBay Inc.*	VMware, Inc.*
Electronic Arts, Inc.*	The Western Union Company
Equinix, Inc.*	Yahoo! Inc.*
Fiserv, Inc.
* Headquartered in the San Francisco Bay Area

To the extent that peer data from FW Cook’s fiscal 2013 study was used to set certain components of officers’ fiscal year 2014 compensation at the beginning of the fiscal year, the peer data were from the 2013 peer list. The compensation peers are, for the most part, a subset of the TSR Peers described above, as the Committee believes it is important for the compensation peers to be of a similar size to the Company, to more accurately reflect the scope of Intuit’s operations and the companies with which we compete for talent. In addition, as the compensation peer group is refreshed annually, acquisitions of compensation peer companies are less likely to have a meaningful impact on the analysis of Intuit’s performance and compensation measures relative to those of its peers.

When reviewing the compensation practices of companies in the peer group, the Committee also considered the practices of a sub-set of the compensation peer group that are headquartered in the San Francisco Bay Area. The Committee views these particular companies as peers among which the Company most directly competes for talent, and therefore considers the attractiveness of the Company’s compensation programs vis a vis those of these local peers, as an additional factor when making compensation decisions. The CEO compensation decisions were made with particular attention paid to the local peer group compensation levels.

The Company used the publicly reported information regarding named executive officer compensation from these companies as a reference point in assessing each executive’s compensation level. The Company then considered each executive’s role and scope of responsibilities relative to the roles of comparable positions at Intuit’s peers. Based on the foregoing information, the Company reviewed Intuit’s executive compensation programs and practices, analyzed each Named Executive Officer’s base pay, cash bonus and equity awards.
Intuit’s Management Stock Purchase Program
As a method of encouraging ownership of Intuit’s stock by executives, Intuit maintains the Management Stock Purchase Program (“MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is converted into deferred stock units based on the fair market value of Intuit’s stock on the date the bonus is awarded. These deferred stock units are fully vested on the grant date, but are not issued in the form of shares until the earlier of the third anniversary of the grant date or the termination of employment with Intuit. Intuit also grants the employee an additional RSU for every deferred stock unit purchased through this deferral, up to set maximums, as set-forth below:

Executive Level	Maximum Number of Matching RSUs
Director	300 RSUs
Vice President	750 RSUs
Senior Vice President	1,500 RSUs
Chief Executive Officer	3,000 RSUs

These matching RSUs vest as to 100% of the shares three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.

Deferred stock units purchased by employees under the MSPP after July 2012 and the matching RSUs will accrue dividends. Dividends on the purchased deferred stock units will be paid on the date the shares are issued, and dividends on matching RSUs will be paid upon their vesting.
Employee Benefits
Each of our employees with a title of director or above (including the Named Executive Officers and employee directors) is generally eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. Intuit does not offer a defined benefit pension plan. In connection with Mr. Goodarzi’s role as General Manager of the Consumer Tax Group, Mr. Goodarzi received certain relocation and travel assistance benefits to defray his costs of commuting from his primary residence in Los Gatos, California to San Diego, California and to cover housing and transportation costs in San Diego.

Termination Benefits
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control” on page 54, the Company has agreed to provide severance payments and pro rata accelerated vesting of equity awards to our Named Executive Officers if their employment is terminated under specific circumstances. The Company agreed to provide these benefits in each Named Executive Officer’s negotiated employment agreement and/or pursuant to the Company’s benefit plans, as consideration for the executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change in control severance payment is considered an excess parachute payment under U.S. tax laws.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. As described above under “Use of Competitive Data,” FW Cook assists the Committee in defining the peer companies used for evaluating our relative executive compensation levels and practices. FW Cook also assists the Committee in comparing our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.
The Compensation Committee received support from Intuit’s Human Resources Department in analyzing and establishing Intuit’s compensation programs for fiscal 2014. Members of Intuit’s management and staff attend meetings of the Compensation Committee, including the Senior Vice President of Human Resources, the Vice President of Compensation and an Intuit attorney. Mr. Campbell, the Chairman of the Board, regularly participated in Compensation Committee meetings, providing input on organizational structure, succession planning and executive development. Mr. Williams, our Chief Financial Officer, has provided the Compensation Committee an analysis of Intuit’s financial performance, the financial impact of various types of equity awards and proposed performance hurdles for equity incentives. Mr. Smith, our Chief Executive Officer, has provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff (including Mr. Williams, Ms. Fennell, Mr. Goodarzi and Mr. Wernikoff), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth. Mr. Smith also provided a self-review to the Compensation Committee to aid their evaluation of his performance. As noted above, in making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and it has engaged FW Cook. For this purpose, FW Cook attended all meetings of the Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions.
The Compensation Committee determines the compensation for Mr. Smith after obtaining information and input from FW Cook and conferring with the Board and without Mr. Smith present. In determining compensation for the Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considered Mr. Smith’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers including the Chief Executive Officer. The Compensation Committee holds individual meetings with members of Mr. Smith’s executive staff on an annual basis to discuss organizational development and leadership strategy. The Compensation Committee also interacts frequently with members of the executive staff to discuss their business unit or functional group activities.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to the one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives (other than the Chief Financial Officer) whose compensation is detailed in the “Summary Compensation Table” on page 45 is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance-based” under applicable tax rules. Intuit has taken steps to see that most of the executive compensation paid under its incentive programs, including the stockholder approved SEIP and performance-based RSUs, is designed with the intent that its deductibility not be limited by Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. Further, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect). Accordingly, Intuit has not adopted a policy that all compensation must not be limited in its deductibility under Section 162(m) and, while Intuit strives to award executive compensation that meets the deductibility requirements, Intuit may enter into compensation arrangements under which payments are not deductible on account of Section 162(m).
Stock Ownership
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and members of the Board. This program was refined in January 2012 and requires our executives and Board members to hold shares of Intuit common stock at least equal to the values indicated in the table below, which values are measured as of July 31 each year:

Stock Ownership Requirement
Role	Minimum Ownership Requirement
Chief Executive Officer	6x base salary
Senior Vice President	1.5x base salary
Board members	5x standard annual Board retainer ($300,000)

All individuals subject to the requirements must comply within five years after the date the individual is appointed to a position subject to the guidelines, or July 2016, whichever is later. Unvested RSUs (other than performance-based RSUs) are counted as shares when determining the number of shares owned. As of July 31, 2014, all Named Executive Officers and directors subject to these requirements were in compliance.
Intuit’s Policy Regarding Derivatives, Short Sales and Hedging
Intuit's Insider Trading Policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of Intuit's common stock, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities.
Intuit’s Equity Granting Policy
Stock options and RSUs may be granted by either the Compensation Committee or, pursuant to the terms of its Charter, by its delegates, the Chief Executive Officer and the Senior Vice President of Human Resources. These individuals, acting independently, each have authority to grant stock options and RSUs to employees below the level of Vice President, up to the number of shares per individual specified by the Compensation Committee. The Chief Executive Officer and the Senior Vice President of Human Resources, acting jointly, may grant such awards to employees at the level of Vice President, up to the number of shares per individual specified by the Compensation Committee, provided such employees do not report to the Chief Executive Officer or to a committee of the Board. Equity grants made to Senior Vice Presidents or above, to individuals who report to the Chief Executive Officer or to a committee of the Board, or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.
Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. Exceptions to this practice are specifically approved by the Compensation Committee. The Chief Executive Officer and Senior Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit’s July 31 fiscal year-end.
Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows compensation earned or granted, as applicable, during fiscal years 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers for fiscal 2014. We call these individuals our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Option Awards ( $)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
Brad D. Smith	2014	1,000,000	(1)	10,172,624	3,475,845	1,890,000		10,000	(6)	16,548,469
President and Chief	2013	1,000,000		8,759,665	1,571,454	1,120,000		12,559		12,463,678
Executive Officer	2012	975,000		8,320,578	1,608,698	1,647,750		12,559		12,564,585

R. Neil Williams	2014	700,000	(1)	3,226,791	1,081,187	630,000	(5)	10,000	(6)	5,647,978
Senior Vice President and	2013	700,000		3,361,037	597,040	420,000		16,714		5,094,791
Chief Financial Officer	2012	675,000		2,537,885	417,083	544,219		13,714		4,187,901

Laura A. Fennell	2014	575,000	(1)	2,298,750	771,731	411,000	(5)	16,000	(6)	4,072,481
Senior Vice President,	2013	535,000		2,532,760	444,964	278,200		12,895		3,803,819
General Counsel and	2012	505,000		1,176,413	188,365	348,450		15,799		2,234,027
Corporate Secretary

Sasan K. Goodarzi	2014	620,000	(1)	3,163,836	1,081,187	524,000		250,000	(6)	5,639,023
Senior Vice President
and General Manager,
Consumer Tax Group

Daniel A. Wernikoff	2014	525,000		3,010,934	1,029,229	358,500	(5)	13,000	(6)	4,936,663
Senior Vice President
and General Manager,
Small Business Group

_______________________________________

(1)
The amount includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal 2014” on page 53 for more information.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 26 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2014.” In addition to annual stock awards, the amounts above include the fair value of RSUs which Intuit granted in August of each fiscal year to match RSUs which certain Named Executive Officers purchased with amounts deferred from their bonuses earned in such fiscal year under the MSPP. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The grant date fair value of each of the RSU awards was calculated using the closing price of Intuit’s common stock on the date of grant. The time-based RSUs that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved. Likewise, with respect to the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR, under FASB ASC Topic 718 the grant date fair value of these RSUs remains the same whether the target or maximum number of RSUs is earned.

(3)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” beginning on page 26 and are included in the table below named “Grants of Plan-Based Awards in Fiscal Year 2014.” Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718 assuming no forfeitures. For information on the valuation assumptions with respect to stock option grants and for a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.

(4)
These amounts represent the amounts earned for performance under Intuit’s SEIP during fiscal 2014 and paid in August 2014. The SEIP is described in more detail in the “Compensation Discussion and Analysis” beginning on page 26.

(5)
The amount includes a deferral of the amount set forth in the table below at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP award to purchase RSUs under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs that vest three years from the date of grant. The MSPP is described in greater detail on page 42.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
R. Neil Williams	94,436	1,128
Laura A. Fennell	61,618	736
Daniel A. Wernikoff	53,748	642

(6)
The amount includes the items of other compensation set forth in the table below. The amounts shown for employee recognition reflect the value of awards made under Intuit’s broadly available employee recognition, or “spotlight,” program. In connection with Mr. Goodarzi’s role as General Manager of the Consumer Tax Group, Mr. Goodarzi received travel assistance benefits to defray his costs of commuting from his primary residence in Los Gatos, California to San Diego, California and to cover housing and transportation costs in San Diego.

Name	401(k) Matching Contributions ($)	Employee Recognition ($)	Travel Assistance ($)
Brad D. Smith	10,000	—	—
R. Neil Williams	10,000	—	—
Laura A. Fennell	10,000	6,000	—
Sasan K. Goodarzi	10,000	—	240,000
Daniel A. Wernikoff	10,000	3,000	—

Grants of Plan-Based Awards in Fiscal Year 2014
The following table provides information about Relative TSR RSUs and RSUs granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2014 and cash awards for which the Named Executive Officers were eligible in fiscal 2014 under our SEIP.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Board Approval Date	Target ($)	Maximum ($)		Target (#)	Maximum (#)	Shares (#)	($)
Brad D. Smith	7/24/2014	7/24/2014				92,100	184,200	—	6,798,822	(5)
	7/24/2014	7/24/2014				40,850	40,850	—	3,373,802	(6)
			1,400,000	3,500,000	(3)	—	—	—	—
									10,172,624

R. Neil Williams	8/16/2013	8/16/2013				—	—	980	62,955	(4)
	7/24/2014	7/23/2014				28,650	57,300	—	2,114,943	(5)
	7/24/2014	7/23/2014				12,700	12,700	—	1,048,893	(6)
			525,000	1,312,500	(3)	—	—	—	—
									3,226,791

Laura A. Fennell	8/16/2013	8/16/2013				—	—	649	41,692	(4)
	7/24/2014	7/23/2014				20,450	40,900	—	1,509,619	(5)
	7/24/2014	7/23/2014				9,050	9,050	—	747,440	(6)
			373,750	934,375	(3)	—	—	—	—
									2,298,751

Sasan K. Goodarzi	7/24/2014	7/23/2014				28,650	57,300	—	2,114,943	(5)
	7/24/2014	7/23/2014				12,700	12,700	—	1,048,893	(6)
			403,000	1,007,500	(3)	—	—	—	—
									3,163,836

Daniel A. Wernikoff	7/24/2014	7/23/2014				27,250	54,500	—	2,011,595	(5)
	7/24/2014	7/23/2014				12,100	12,100	—	999,339	(6)
			341,250	853,125	(3)	—	—	—	—
									3,010,934

_______________________________________

(1)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (5) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved with respect to the performance conditions. The RSUs described in footnote (6) that are subject to a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(2)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(3)
Represents awards that could have been earned under the SEIP based on performance in fiscal year 2014. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer was the lesser of 250% of the Target or $5 million.

(4)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2013 bonuses under the SEIP, which were paid and deferred in fiscal 2014, and which vest on the third anniversary of the grant date.

(5)
Depending on Intuit’s relative TSR for the one-, two- and three-year periods ending July 31, 2015, July 31, 2016 and July 31, 2017 compared to a pre-established peer group and the executive’s continued employment by the Company following each such date (the “Fiscal 2014 TSR Goals”), the earned portion of these RSUs will vest on September 1, 2017.

(6)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1/3% of the shares on each of July 1, 2015, July 1, 2016 and July 1, 2017.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2014.

Name	Grant Date(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options ($/sh)	Grant Date Fair Value of Option Awards ($)(1)
Brad D. Smith	7/24/2014	227,450	82.59	3,475,845
R. Neil Williams	7/24/2014	70,750	82.59	1,081,187
Laura A. Fennell	7/24/2014	50,500	82.59	771,731
Sasan K. Goodarzi	7/24/2014	70,750	82.59	1,081,187
Daniel A. Wernikoff	7/24/2014	67,350	82.59	1,029,229

_______________________________________

(1)	These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures.

(2)	This option vests as to 33 1/3% of the underlying shares on July 24, 2015 and 2.778% of the shares each month thereafter.

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2014.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brad D. Smith	260,000	—		30.00	02/11/08	02/10/15
	185,000	—		27.68	07/23/08	07/22/15
	100,000	100,000	(1)	30.21	08/11/09	08/10/16
	51,723	51,722	(2)	37.98	07/22/10	07/21/17
	55,248	55,248	(3)	47.79	07/20/11	07/19/18
	—	114,825	(4)	56.52	07/25/12	07/24/19
	46,495	93,005	(5)	63.11	07/24/13	07/23/20
	—	227,450	(6)	82.59	07/24/14	07/23/21
R. Neil Williams	30,425	—		37.98	07/22/10	07/21/17
	34,254	—		47.79	07/20/11	07/19/18
	23,151	11,577	(7)	56.52	07/25/12	07/24/19
	17,664	35,336	(5)	63.11	07/24/13	07/23/20
	—	70,750	(6)	82.59	07/24/14	07/23/21
Laura A. Fennell	19,775	—		37.98	07/22/10	07/21/17
	15,470	—		47.79	07/20/11	07/19/18
	10,455	5,229	(7)	56.52	07/25/12	07/24/19
	13,165	26,335	(5)	63.11	07/24/13	07/23/20
	—	50,500	(6)	82.59	07/24/14	07/23/21
Sasan K.Goodarzi	90,000	—		42.78	08/09/11	08/08/18
	15,683	7,843	(7)	56.52	07/25/12	07/24/19
	17,664	35,336	(5)	63.11	07/24/13	07/23/20
	—	70,750	(6)	82.59	07/24/14	07/23/21
Daniel A. Wernikoff	30,000	—		37.98	07/22/10	07/21/17
	10,498	—		47.79	07/20/11	07/19/18
	10,455	5,229	(7)	56.52	07/25/12	07/24/19
	17,664	35,336	(5)	63.11	07/24/13	07/23/20
	—	67,350	(6)	82.59	07/24/14	07/23/21
_______________________________________

(1)	This option vests on August 11, 2014.

(2)	This option vests on July 22, 2015.

(3)	This option vested as to 50% of the underlying shares on July 20, 2014 and vests as to 50% of the shares on July 20, 2016.

(4)	This option vests as to 50% of the underlying shares on July 25, 2015 and 50% of the shares on July 25, 2017.

(5)	This option vested as to 33 1 / 3 % of the underlying shares on July 24, 2014 and 2.778% of the shares each month thereafter.

(6)	This option vests as to 33 1 / 3 % of the underlying shares on July 24, 2015 and 2.778% of the shares each month thereafter.

(7)	This option vested as to 33 1 / 3 % of the underlying shares on July 25, 2013 and 2.778% of the shares each month thereafter.

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2014, excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 42. The market value of the awards is determined by multiplying the number of unvested shares or units by $81.97, the closing price of Intuit’s common stock on NASDAQ on July 31, 2014, the last trading day of fiscal 2014. For the awards which are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brad D. Smith	08/11/09	20,000	(1)	1,639,400
	08/11/09	25,000	(2)	2,049,250
	07/22/10	13,970	(4)	1,145,121
	07/22/10	24,518	(5)	2,009,740
	07/22/10	20,471	(6)	1,678,008
	07/20/11	14,923	(7)	1,223,238
	07/20/11	46,200	(8)	3,787,014
	07/20/11	77,131	(9)	6,322,428
	08/19/11	3,000	(3)	245,910
	07/25/12	25,789	(10)	2,113,924
	07/25/12				60,173	(11)	4,932,381
	07/25/12				61,273	(12)	5,022,548
	07/24/13	16,332	(13)	1,338,734
	07/24/13				57,000	(14)	4,672,290
	07/24/13				123,000	(15)	10,082,310
	07/24/14				40,850	(16)	3,348,475
	07/24/14				92,100	(17)	7,549,437
R. Neil Williams	07/20/11	14,323	(18)	1,174,056
	07/20/11	23,911	(19)	1,959,985
	08/19/11	1,422	(3)	116,561
	07/25/12	2,600	(20)	213,122
	07/25/12				18,199	(21)	1,491,772
	07/25/12				18,532	(22)	1,519,068
	08/17/12	910	(3)	74,593
	07/24/13	6,000	(13)	491,820
	07/24/13				21,500	(14)	1,762,355
	07/24/13				47,000	(15)	3,852,590
	08/16/13	980	(3)	80,331
	07/24/14				12,700	(16)	1,041,019
	07/24/14				28,650	(17)	2,348,441
Laura A. Fennell	07/20/11	6,469	(18)	530,264
	07/20/11	10,799	(19)	885,194
	08/19/11	1,371	(3)	112,381
	07/25/12	1,175	(20)	96,315
	07/25/12				8,219	(21)	673,711
	07/25/12				8,369	(22)	686,007

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Laura A. Fennell	08/17/12	874	(3)	71,642
	07/24/13	4,667	(13)	382,554
	07/24/13				16,000	(14)	1,311,520
	07/24/13				35,000	(15)	2,868,950
	08/16/13	649	(3)	53,199
	07/24/14				9,050	(16)	741,829
	07/24/14				20,450	(17)	1,676,287
Sasan K. Goodarzi	08/09/11	3,333	(2)	273,206
	08/09/11	9,952	(18)	815,765
	08/09/11	15,119	(19)	1,239,304
	07/25/12	1,762	(20)	144,431
	07/25/12				12,329	(21)	1,010,608
	07/25/12				12,554	(22)	1,029,051
	07/24/13	6,000	(13)	491,820
	07/24/13				21,500	(14)	1,762,355
	07/24/13				47,000	(15)	3,852,590
	07/24/14				12,700	(16)	1,041,019
	07/24/14				28,650	(17)	2,348,441
Daniel A. Wernikoff	07/20/11	4,390	(18)	359,848
	07/20/11	7,328	(19)	600,676
	07/25/12	1,175	(20)	96,314.75
	07/25/12				8,219	(21)	673,711
	07/25/12				8,369	(22)	686,007
	08/17/12	783	(3)	64,182.51
	07/24/13	6,000	(13)	491,820
	07/24/13				21,500	(14)	1,762,355
	07/24/13				47,000	(15)	3,852,590
	07/24/14				12,100	(16)	991,837
	07/24/14				27,250	(17)	2,233,683

_______________________________________

(1)	These RSUs vested on August 1, 2014.

(2)	Because the specified performance goals were achieved, these RSUs vested on August 1, 2014.

(3)	Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(4)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2013 and will vest as to 50% of the shares on July 1, 2015.

(5)	Based on the performance goals achieved as of July 31, 2013, these RSUs vested as to 50% of the shares on September 1, 2013 and will vest as to 50% of the shares on September 1, 2015.

(6)	Based on the TSR goals achieved as of July 31, 2013, these RSUs vested as to 50% of the shares on September 1, 2013 and will vest as to 50% of the shares on September 1, 2015.

(7)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2014 and will vest as to 50% of the shares on July 1, 2016.

(8)	Based on the performance goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and will vest as to 50% of the shares on September 1, 2016.

(9)	Based on the TSR goals achieved as of July 31, 2014, these RSUs vested as to 50% of the shares on September 1, 2014 and will vest as to 50% of the shares on September 1, 2016.

(10)	Because the specified performance goals were achieved, these RSUs will vest as to 50% of the shares on July 1, 2015 and 50% of the shares on July 1, 2017.

(11)
Depending upon the degree of Intuit’s achievement of certain operating performance goals, these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(12)
Depending upon Intuit’s relative TSR for the three-year period ending July 31, 2015 compared to a pre-established peer group, these RSUs will vest as to 50% of the earned shares on September 1, 2015 and 50% of the earned shares on September 1, 2017.

(13)
Because the specified performance goals were achieved, these RSUs vested as to 33 1 / 3 % of the shares on July 1, 2014 and will vest as to 33 1/3% of the shares on each of July 1, 2015 and July 1, 2016.

(14)	Depending upon the degree of Intuit’s achievement of certain operating performance goals, the earned portion of these RSUs will vest on September 1, 2016.

(15)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s relative TSR for the three-year period ending July 31, 2016 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2016.

(16)	Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 33 1 / 3 % of the shares on each of July 1, 2015, July 1, 2016 and July 1, 2017.

(17)	Depending upon Intuit’s relative TSR for the three-year period ending July 31, 2017 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2017.

(18)	Based on the performance goals achieved as of July 31, 2014, these RSUs vested on September 1, 2014.

(19)	Based on the TSR goals achieved as of July 31, 2014, these RSUs vested on September 1, 2014.

(20)	Because the specified performance goals were achieved, these RSUs vested as to 50% of the shares on July 1, 2014 and will vest as to 50% of the shares on July 1, 2015.

(21)	Depending upon the degree of Intuit’s achievement of certain operating performance goals, the earned portion of these RSUs will vest on September 1, 2015.

(22)	Depending upon Intuit’s relative TSR for the three-year period ending July 31, 2015 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2015.

Option Exercises and Stock Vested in Fiscal Year 2014
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2014, including the value realized upon exercise or vesting, but excluding RSUs purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail on page 42.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brad D. Smith	100,000	4,766,180	103,579	7,020,136
R. Neil Williams	125,000	4,514,250	36,091	2,446,592
Laura A. Fennell	100,000	3,370,520	23,365	1,570,837
Sasan K. Goodarzi	—	—	8,094	601,895
Daniel A. Wernikoff	18,000	903,801	5,120	416,128

Non-Qualified Deferred Compensation for Fiscal Year 2014
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2014. The Non-Qualified Deferred Compensation Plan (“NQDCP”) is described below the table and the MSPP is described on page 42.

Name	Plan	Aggregate Balance at July 31, 2013 ($)	Executive Contributions in Fiscal 2014 ($)(1)	Aggregate Earnings in Fiscal 2014 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2014($)	Aggregate Balance at July 31, 2014 ($)
Brad D. Smith	NQDCP	3,919,176	560,000	429,252	—	4,908,428	(3)
	MSPP	475,820	—	74,089	(202,111)	347,798
	Total	4,394,996	560,000	503,341	(202,111)	5,256,226

R. Neil Williams	NQDCP	—	—	—	—	—
	MSPP	209,210	62,955	58,734	(59,415)	271,484
	Total	209,210	62,955	58,734	(59,415)	271,484

Laura A. Fennell	NQDCP	—	—	—	—	—
	MSPP	224,104	41,692	51,045	(79,620)	237,221
	Total	224,104	41,692	51,045	(79,620)	237,221

Sasan K. Goodarzi	NQDCP	688,409	391,000	69,683	—	1,149,092	(3)
	MSPP	—	—	—	—	—
	Total	688,409	391,000	69,683	—	1,149,092

Daniel A. Wernikoff	NQDCP	—	—	—	—	—
	MSPP	50,049	—	14,134	—	64,183
	Total	50,049	—	14,134	—	64,183

______________________________________

(1)
Amounts shown in this column for the NQDCP are included in the “Salary” column of the fiscal 2014 “Summary Compensation Table” on page 45. Amounts shown in this column for the MSPP were contributed from amounts earned under Intuit’s SEIP for fiscal 2013, which were paid in August 2013.

(2)	None of the amounts shown in this column are included in the “Summary Compensation Table” because they are not preferential or above market.

(3)
The following amounts contributed to the NQDCP by the executive, and in certain cases by Intuit, have also been reported in the Summary Compensation Table as compensation for fiscal 2014 or a prior fiscal year: Mr. Smith, $3,376,525 and Mr. Goodarzi, $391,000.

In 2007, we adopted the NQDCP, which became effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above market interest on account balances. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Participants may elect to receive their payments in a lump sum or installments. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change in control of Intuit.
Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2014, and using the closing price of our common stock on July 31, 2014, the last trading day of fiscal year 2014 ($81.97 per share).
As a general matter, certain benefits that are included in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and time- and performance-based RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Intuit’s time- and performance-based RSUs generally provide for pro rata accelerated vesting, upon a recipient’s involuntary termination within one year following a change in control or upon a recipient’s retirement, as set forth in the plan and applicable award documents. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, had they been terminated as of July 31, 2014.
Performance-based RSUs granted to Senior Vice Presidents under Intuit’s 2005 Equity Incentive Plan generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination, as set forth in the plan and applicable award documents.
Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants in the plan will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon the participant’s disability, death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2014.”
Brad D. Smith
On October 1, 2007, Intuit entered into a new employment agreement with Mr. Smith, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and provided that Mr. Smith become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement in order to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code (“Section 409A”).
Mr. Smith can terminate his employment agreement at any time upon written notice to the Board. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus.
The estimated payments or benefits which would have been paid to Mr. Smith in the event of his termination on July 31, 2014 under the specified circumstances are as follows:

Brad D. Smith Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	2,400,000	2,400,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	2,400,000	2,400,000	—
Gain on Accelerated Stock Options	—	9,789,470	14,015,998
Value of Accelerated Restricted Stock Units	27,592,332	32,769,721	55,990,592
Total Value of Accelerated Long-Term Incentives	27,592,332	42,559,191	70,006,590
Total Severance, Benefits & Accelerated Equity	29,992,332	44,959,191	70,006,590
R. Neil Williams
On November 2, 2007, Intuit entered into an employment agreement with Mr. Williams, which provided that Mr. Williams become Senior Vice President and Chief Financial Officer of Intuit, effective January 7, 2008. On December 1, 2008, Intuit amended Mr. Williams’ employment agreement in order to satisfy the technical documentary requirements of Section 409A.
If Intuit terminates Mr. Williams other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Williams terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Williams will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus provided he signs a release and waiver of claims.
The estimated payments or benefits which would have been paid to Mr. Williams in the event of his termination on July 31, 2014 under the specified circumstances are as follows:

R. Neil Williams Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Williams for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	1,225,000	1,225,000	—
Total Benefits and Perquisites	—	—	—
Total Severance	1,225,000	1,225,000	—
Gain on Accelerated Stock Options	—	627,872	961,072
Value of Accelerated Restricted Stock Units	6,950,728	7,121,881	14,779,519
Total Value of Accelerated Long-Term Incentives	6,950,728	7,749,753	15,740,591
Total Severance, Benefits & Accelerated Equity	8,175,728	8,974,753	15,740,591

Laura A. Fennell
On March 31, 2004 Intuit entered into an employment agreement with Ms. Fennell. The estimated payments or benefits which would have been paid to Ms. Fennell in the event of her termination on July 31, 2014 under the specified circumstances are as follows:

Laura A. Fennell Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Ms. Fennell for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	381,427	629,756
Value of Accelerated Restricted Stock Units	3,499,135	3,755,865	8,917,352
Total Value of Accelerated Long-Term Incentives	3,499,135	4,137,292	9,547,108
Total Severance, Benefits & Accelerated Equity	3,499,135	4,137,292	9,547,108
Sasan K. Goodarzi
On June 27, 2011, Intuit entered into an employment agreement with Mr. Goodarzi. The estimated payments or benefits which would have been paid to Mr. Goodarzi in the event of his termination on July 31, 2014 under the specified circumstances are as follows:

Sasan K. Goodarzi Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	532,842	866,041
Value of Accelerated Restricted Stock Units	5,048,286	5,301,410	12,486,244
Total Value of Accelerated Long-Term Incentives	5,048,286	5,834,252	13,352,285
Total Severance, Benefits & Accelerated Equity	5,048,286	5,834,252	13,352,285

Daniel A. Wernikoff
On February 13, 2003, Intuit entered into an employment agreement with Mr. Wernikoff. The estimated payments or benefits which would have been paid to Mr. Wernikoff in the event of his termination on July 31, 2014 under the specified circumstances are as follows:

Daniel A. Wernikoff Incremental Amounts Payable Upon Termination Event	Termination Without Cause or by Mr. Wernikoff for Good Reason ($)	Termination Without Cause After CIC ($)	Death or Disability ($)
Total Cash Severance	—	—	—
Total Benefits and Perquisites	—	—	—
Total Severance	—	—	—
Gain on Accelerated Stock Options	—	466,315	799,515
Value of Accelerated Restricted Stock Units	3,274,046	3,412,083	10,064,410
Total Value of Accelerated Long-Term Incentives	3,274,046	3,878,398	10,863,925
Total Severance, Benefits & Accelerated Equity	3,274,046	3,878,398	10,863,925

PROPOSAL NO. 4
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
We are asking stockholders to approve the amendment and restatement of the Intuit Inc. Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares authorized for issuance under the Purchase Plan by 3,000,000 shares (from 20,800,000 shares to 23,800,000 shares).
We adopted the Purchase Plan so we could offer employees of Intuit and eligible subsidiaries the opportunity to purchase shares of Intuit stock at a discounted price as an incentive for continued employment. The Purchase Plan is a critical component of our efforts to attract and retain qualified employees. We are proposing an increase in the number of shares authorized and reserved for issuance under the Purchase Plan to enable us to continue providing this benefit to new and current employees. The Compensation and Organizational Development Committee has also approved certain additional administrative and other non-substantive changes that are not required to be approved by stockholders; stockholders are only being asked to approve the share increase.
The Purchase Plan is described below.
Purchase Plan Background
The Purchase Plan was adopted in its current form on November 26, 1996, amended most recently by stockholders on January 19, 2012 to approve a share increase and is scheduled to expire upon the earliest to occur of (a) termination of the Purchase Plan by the Board or the Compensation and Organizational Development Committee, or (b) issuance of all the shares of Intuit’s common stock reserved for issuance under the Purchase Plan. The Compensation and Organizational Development Committee administers the Purchase Plan and is responsible for interpreting its provisions. On October 28, 2014, the Compensation and Organizational Development Committee approved the amendment and restatement of the Purchase Plan, to, among other items, increase the number of shares of Intuit’s common stock authorized for issuance under the Purchase Plan by 3,000,000 shares (from 20,800,000 shares to 23,800,000 shares). The approval of the share increase by the Compensation and Organizational Development Committee is subject to stockholder approval.
As of October 31, 2014, there were 2,217,271 shares available for future awards, not including the 3,000,000 shares for which Intuit is seeking stockholder approval. The current Offering Period began on September 16, 2014 and will end on March 15, 2015.
Dilution
Intuit measures potential dilution under the Purchase Plan as the total number of shares issued or issuable under the Purchase Plan, as applicable, divided by total common shares outstanding. The potential dilution from the proposed share increase is 1.1%, based on the total common shares outstanding as of October 31, 2014. The dilution attributable to the Purchase Plan for fiscal 2014, fiscal 2013 and fiscal 2012 was 0.4%, 0.4% and 0.3% respectively.
The following is a summary of the key provisions of the Purchase Plan. This summary does not purport to be a complete description of all the provisions of the Purchase Plan. A copy of the Purchase Plan has been filed with this proxy statement as Appendix B, and the following description of the Purchase Plan is qualified in its entirety by reference to that Appendix.
New Plan Benefits
The actual number of shares that may be purchased by any individual under the Purchase Plan is not determinable in advance because the number is generally calculated using the contributed amount and the purchase price.
Aggregate Purchases Under the Employees Stock Purchase Plan
The table below shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of shares of Intuit common stock purchased under the Purchase Plan since the plan’s inception through October 31, 2014. Non-employee directors are not eligible to participate in the Purchase Plan.

Name	Aggregate Number of Purchased Shares
Named Executive Officers:
Brad D. Smith	9,788
R. Neil Williams	3,001
Laura A. Fennell	8,351
Sasan K. Goodarzi	—
Daniel A. Wernikoff	2,120
All current executive officers as a group (7 persons)	29,274
All employees, excluding current executive officers	18,553,455
The closing price of Intuit’s common stock on NASDAQ on October 31, 2014 was $88.01 per share.
Eligibility
Employees of Intuit and certain subsidiaries (other than stockholders who own or have the right to acquire 5% or more of our common stock) are eligible to participate under a specific six-month offering period (“Offering Period”) under the Purchase Plan if they begin working prior to the applicable enrollment period of such Offering Period. Employees that begin working after the applicable enrollment period of an Offering Period may commence participation at the beginning of the second purchase period of such Offering Period (see below). As of October 31, 2014, approximately 8,180 employees were eligible to participate in the Purchase Plan, and approximately 4,880 employees were participating. Employees participate in the Purchase Plan by electing payroll deductions that accumulate to purchase shares at a discount. Non-employee directors are not eligible to participate in the Purchase Plan.
Offering Periods
Generally, the Purchase Plan has two six-month Offering Periods which begin on March 16 and September 16. Each Offering Period generally has two three-month purchase periods. The purchase periods for the March 16 Offering Period begin on March 16 and June 16 and the purchase periods for the September 16 Offering Period begin on September 16 and December 16. The Compensation and Organizational Development Committee can change the duration of future Offering Periods prior to the scheduled beginning of the first Offering Period to be affected. Pursuant to applicable regulations, the maximum length for any Offering Period under the Purchase Plan is 27 months.
Payroll Deductions
On the last business day of each Offering Period, the accumulated payroll deductions are used to purchase stock. Eligible employees select payroll deduction rates in 1% increments with an upper limit of 15% of their base salary, commissions and cash bonuses. No interest accrues on payroll deductions. After a participant enrolls in the Purchase Plan, the participant is automatically enrolled in subsequent Offering Periods unless the participant actively withdraws. A participant may withdraw from any Offering Period by withdrawing from the Purchase Plan on or before the deadline established by Intuit for withdrawals, in which event no stock will be purchased, and Intuit will return the participant’s accumulated payroll deductions to the participant. In the event of a participant’s termination of employment for any reason, no stock will be purchased, and Intuit will return the participant’s accumulated payroll deductions to the participant (or to the participant’s legal representative in the event of the participant’s death).
A participant may increase, decrease or suspend the rate of payroll deductions for any subsequent purchase period by following Intuit’s established procedure for a new authorization for payroll deductions before the beginning of such purchase period by the deadline established by Intuit and in accordance with its administrative procedures. A participant may decrease or suspend the rate of payroll deductions for the remainder of any then-current purchase period by following Intuit’s established procedure for a new authorization for payroll deductions by the deadline established by Intuit and in accordance with its administrative procedures. If an enrolled participant elects not to make any changes in the authorized level of deductions for a subsequent Offering Period, then the regular payroll deductions for that participant will continue at the same level as in effect at the end of the immediately preceding Offering Period.

Purchase Price and Amount of Stock Purchased
When a participant enrolls in the Purchase Plan, the participant essentially receives an option to purchase shares on the last day of the upcoming Offering Period at the lower of 85% of the fair market value of the shares on the offering date (the first business day of the Offering Period) or the purchase date (the last business day of each of the two purchase periods within the Offering Period). If the fair market value of the shares on the first day of the second purchase period in an Offering Period is lower than the fair market value on the offering date, the second purchase period will constitute a new three-month Offering Period so that the purchase price calculation reflects the lower fair market value. The number of shares a participant will be able to purchase will generally be equal to the payroll deductions during the Offering Period, divided by the purchase price per share. The Purchase Plan limits each participant’s share purchases in order to stay within the Internal Revenue Code’s $25,000 per calendar year purchase limitation (based on the fair market value of the shares on the first day of the Offering Period). In addition, the Purchase Plan authorizes the Compensation and Organizational Development Committee to set a maximum share amount that can be purchased by a participant during a single Offering Period. Once a maximum share amount is set, it will continue to apply with respect to succeeding Offering Periods unless changed in accordance with the terms of the Purchase Plan. The Compensation and Organizational Development Committee has not exercised its authority to set a maximum number of shares that may be purchased by any participant with respect to any Offering Period.
Transferability
Awards granted under the Purchase Plan are not transferable except by will or the laws of descent and distribution.
Mergers, Consolidations and Other Corporate Transactions
If Intuit is dissolved or liquidated, the current Offering Period will terminate immediately prior to the liquidation or dissolution unless the Compensation and Organizational Development Committee decides otherwise. The Compensation and Organizational Development Committee may, but is not required to, designate a date for the open Offering Period to terminate and allow each participant to purchase shares with accumulated payroll deductions. If Intuit sells substantially all of its assets or merges with another corporation, each option under the Purchase Plan will be assumed or an equivalent option will be substituted by the successor corporation, unless the Compensation and Organizational Development Committee decides to designate a date for the open Offering Period to terminate and allow each participant to purchase shares with accumulated payroll deductions.
Adjustments
In the event of a reorganization, recapitalization, rights offering or other increase or reduction of shares of Intuit’s common stock, or if Intuit is consolidated with or merged into any other company, the Compensation and Organizational Development Committee shall equitably adjust the number of shares covered by outstanding options, the number of shares authorized for issuance under the Purchase Plan and the purchase price of outstanding options.
Purchase Plan Amendments
The Compensation and Organizational Development Committee may generally amend or terminate the Purchase Plan at any time, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations outside of the United States that allow for participation in the Purchase Plan. However, the Compensation and Organizational Development Committee must obtain stockholder approval for any amendment to the Purchase Plan that requires stockholder approval pursuant to the Internal Revenue Code, pursuant to NASDAQ rules or pursuant to any other applicable laws or regulations. Generally no changes may affect existing purchase rights in a manner that is materially adverse to the interests of existing participants. However, the Compensation and Organizational Development Committee may terminate the Purchase Plan or an Offering Period in progress if it determines that such termination is in the best interests of Intuit and the stockholders and/or the continuation of the Purchase Plan or the Offering Period would cause Intuit to incur adverse accounting charges due to a change in the generally accepted accounting rules or interpretations of those rules as they apply to the Purchase Plan.
Federal Income Tax Information
The following information is a general summary of some of the current federal income tax consequences of the Purchase Plan to U.S. based participants and to Intuit. Tax laws may change, and actual tax consequences will depend on a participant’s individual circumstances as well as state and local tax laws. We encourage all participants to seek tax advice when they participate in the Purchase Plan. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.
Tax Treatment of U.S. Participants. Participants will not recognize income when they enroll in the Purchase Plan or when they purchase shares. All tax consequences are deferred until the participant disposes of the shares. If the participant does not dispose of the shares within one year after the purchase date or two years after the offering date, or if the participant dies while owning the shares, the participant will generally recognize ordinary income when disposing of the shares equal to the difference between the purchase price and the fair market value of the shares on the date of disposition, or 15% of the fair market value of the shares on the offering date, whichever is less. Any additional gain will be taxed as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, but the participant will have a long-term capital loss for the difference between the purchase price and the sale price. If a participant disposes of the shares within one year after the purchase date or two years after the offering date, the participant will generally have ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. The difference between the fair market value of the shares on the date of disposition and the fair market value on the purchase date will be a capital gain or loss.
Tax Treatment of Intuit. When a participant recognizes ordinary income by disposing of shares before the one-year or two-year holding period ends, Intuit will generally be entitled to a tax deduction in the amount of the ordinary income.
The Board of Directors recommends that you vote
FOR the amendment and restatement of the Employee Stock Purchase Plan to increase the number of shares authorized for issuance by 3,000,000 shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of July 31, 2014, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we are proposing to add to the Employee Stock Purchase Plan in Proposal No. 4.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders	19,037,023	(2)	54.27	26,734,054	(5)
Equity compensation plans not approved by security holders	1,355,772	(3)	5.01	—
Total	20,392,795	(4)	52.67	26,734,054

_______________________________________

(1)	RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)	Represents 10,584,613 shares issuable upon exercise of options and 8,452,410 shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)	Represents 353,468 shares issuable upon exercise of options and 1,002,304 shares issuable upon vesting of RSU awards which were assumed in connection with corporate acquisitions.

(4)	Represents 10,938,081 shares issuable upon exercise of options and 9,454,714 shares issuable upon vesting of RSU awards.

(5)	Represents 24,202,649 shares available for issuance under our 2005 Equity Incentive Plan and 2,531,405 shares available for issuance under our Employee Stock Purchase Plan.

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 22, 2015 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 26, 2014.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 26, 2014.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 24, 2014 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 285,524,639 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstention votes and broker non-votes will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com (as described in the Notice of Internet Availability);

•	by phone (your Notice of Internet Availability provides information on how to access your proxy card, which contains instructions on how to vote by telephone); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.
We encourage you to vote via the Internet.
If you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.
Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting or via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Stockholder of Record or Beneficial Owner
Stockholder of Record (Record Holder).  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name.  If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability was forwarded to you by your nominee, which is considered the stockholder of record for purposes of voting at the Meeting. You may receive a Notice of Internet Availability of Proxy Materials from your nominee containing instructions that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide your nominee with specific voting instructions, your nominee may only vote on Proposal 2 (ratifying the selection of our independent registered public accounting firm). If your nominee does not receive instructions from you on how to vote your shares on the other proposals, it will inform the Inspector of Elections that it does not have the authority to vote on this matter (a “broker non-vote”). If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.
Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $10,000 plus their expenses, which we estimate will be approximately $2,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K to disclose the final voting results.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.
If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560 and we will deliver these materials to you promptly upon such written or oral request. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.
Annual Report on Form 10-K and Additional Materials
The Notice of 2015 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can also be viewed at http://investors.intuit.com/financial-information/annual-reports/default.aspx.

Paper copies of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2014 may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
Stockholder Proposals and Nominations for the 2016 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2016 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by July 30, 2015. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2016 Annual Meeting of Stockholders that is not intended for inclusion in the Intuit’s 2016 proxy statement must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 9, 2015 and November 6, 2015. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can find on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. Our bylaws are also on file with the SEC.

APPENDIX A
INTUIT INC.

Supplemental Information for the 2015 Proxy Summary and Compensation Discussion and Analysis
in the Proxy Statement for the 2015 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The 2015 Proxy Summary (“Proxy Summary”) beginning on page 1 and the Compensation Discussion and Analysis (“CD&A”) beginning on page 26 of the proxy statement contain two non-GAAP financial measures – non-GAAP operating income and non-GAAP earnings per share (EPS). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations
We also exclude the following items from non-GAAP net income and diluted net income per share:

•	Gains and losses on debt securities and other investments

•	Income tax effects of excluded items and certain discrete tax items

•	Discontinued operations
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.
Share-based compensation expenses.  These consist of non-cash expenses for stock options, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets.  When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the entity on our balance sheet and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Professional fees for business combinations.  We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt securities and other investments.  We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair marketable equity securities and other investments.
Income tax effects of excluded items and certain discrete tax items.  We exclude from our non-GAAP financial measures the income tax effects of the items described above, as well as income tax effects related to business combinations. In addition, the effects of one-time income tax adjustments recorded in a specific quarter for GAAP purposes are reflected on a forecasted basis in our non-GAAP financial measures. This is consistent with how we plan, forecast and evaluate our operating results.
Operating results and gains and losses on the sale of discontinued operations.  From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Twelve Months Ended July 31,
	2014	2013
	(In millions, unaudited)
GAAP operating income from continuing operations	$1,314	$1,233
Amortization of acquired technology	26	18
Amortization of other acquired intangible assets	20	35
Professional fees for business combinations	7	—
Share-based compensation expense	204	184
Non-GAAP operating income	$1,571	$1,470

GAAP net income	$907	$858
Amortization of acquired technology	26	18
Amortization of other acquired intangible assets	20	35
Professional fees for business combinations	7	—
Share-based compensation expense	204	184
Net gains on debt securities and other investments	(21)	1
Income tax effect of non-GAAP adjustments	(73)	(91)
Discontinued operations	(46)	(35)
Non-GAAP net income	$1,024	$970

GAAP diluted net income per share	$3.12	$2.83
Amortization of acquired technology	0.09	0.06
Amortization of other acquired intangible assets	0.07	0.11
Professional fees for business combinations	0.02	—
Share-based compensation expense	0.70	0.61
Net gains on debt securities and other investments	(0.07)	—
Income tax effect of non-GAAP adjustments	(0.25)	(0.30)
Discontinued operations	(0.16)	(0.11)
Non-GAAP diluted net income per share	$3.52	$3.20

Shares used in diluted per share calculations	291	303

APPENDIX B

INTUIT INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated on ____________, 2014)

1. Establishment of Plan. The Company proposes to grant options for purchase of the Company’s Common Stock, $0.01 par value, to eligible employees of the Company and Participating Subsidiaries pursuant to the Plan. A total of 23,800,000 shares of the Company’s Common Stock is reserved for issuance under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and the Plan shall be so construed. Capitalized terms not defined in the text are defined in Section 27 below. Any term not expressly defined in the Plan that is defined in Section 423 of the Code shall have the same definition herein.

2. Purpose. The purpose of the Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the provisions of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan and any agreement or document executed pursuant to the Plan shall be determined by the Committee and its decisions shall be final and binding upon all Participants. The Committee shall have full power and authority to prescribe, amend and rescind rules and regulations relating to the Plan, including determining the subplans, forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President, the Chief Financial Officer or the officer in charge of Human Resources, in consultation with the General Counsel or her designee, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate administration of the Plan both domestically and abroad and that are not inconsistent with the Plan and, in accordance with Section 157(c) of the General Corporation Law of the State of Delaware, to determine the list of Participating Subsidiaries, as set forth in Exhibit A to the Plan. The Committee may amend the Plan as described in Section 26 below. Members of the Committee shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Committee members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4. Eligibility.

(a) Any employee of the Company or of any Participating Subsidiary is eligible to participate in an Offering Period under the Plan, except the following:

(i) employees who are not employed prior to the commencement of the Enrollment Period with respect to such Offering Period; and

(ii) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(b) An individual who provides services to the Company, or any Participating Subsidiary, as an independent contractor shall not be considered an “employee” for purposes of this Section 4 or the Plan, and shall not be eligible to participate in the Plan, except during such periods as the Company or the Participating Subsidiary, as applicable, is required to withhold U.S. federal employment taxes for the individual. This exclusion from participation shall apply even if the individual is reclassified as an employee, rather than an independent contractor, for any purpose other than U.S. federal employment tax withholding.

5. Offering Dates.

(a)Offering Periods shall be of six (6) months duration, with one such Offering Period commencing on each September 16 and ending on the following March 15, and another commencing on each March 16 and ending on the following September 15. Each such Offering Period shall consist of two (2) Purchase Periods, each of which shall be of three (3) months duration. The Offering Period commencing on September 16 shall have Purchase Periods commencing on September 16 and December 16 and ending on the following December 15 and March 15, respectively. The Offering Period commencing on March 16 shall have Purchase Periods commencing on March 16 and June 16 and ending on the following June 15, and September 15, respectively. The first day of an Offering Period is the “Offering Date” for that Offering Period.

(b)The Committee shall have the power to change the duration of Offering Periods and/or the number or duration of Purchase Periods within an Offering Period with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected.

6. Participation in the Plan. An eligible employee may become a Participant in an Offering Period as of the initial Offering Date after satisfying the eligibility requirements by following the enrollment procedures established by the Company and enrolling in the Plan during the Enrollment Period established by the Company before such Offering Date. An employee who is not eligible to participate at the beginning of an Offering Period but who satisfies the eligibility requirements during such Offering Period may become a Participant in all remaining Purchase Periods for such Offering Period, if any, by following the enrollment procedures established by the Company and enrolling in the Plan effective as of the beginning of the first Purchase Period of such Offering Period in which such employee is eligible to participate during the Enrollment Period for such first Purchase Period. Each Enrollment Period shall be the same for all eligible employees with respect to a given Offering Period or Purchase Period. For an eligible employee who becomes a Participant during an Offering Period, the first day of the Purchase Period in which the Participant commences participation shall be that Participant’s “Offering Date”. An eligible employee who does not timely enroll after becoming eligible to participate in all or part of an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee follows the enrollment procedures established by the Company and enrolls in the Plan during the Enrollment Period established by the Company before a subsequent Offering Period. A Participant will automatically participate in each Offering Period commencing immediately following the last day of the prior Offering Period unless he or she withdraws or is deemed to withdraw from the Plan or terminates further participation in the Offering Period as set forth in Sections 11 or 12 below. A Participant is not required to file any additional agreement or follow further enrollment procedures in order to continue participation in the Plan. An employee may only participate in one Offering Period at a time.

7. Grant of Option on Enrollment. Enrollment by an eligible employee in the Plan with respect to all or part of an Offering Period will constitute the grant (as of the eligible employee’s Offering Date) by the Company to such Participant of an option to purchase on the Purchase Date of each remaining Purchase Period of such Offering Period up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during the applicable Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock); provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to the Plan shall not exceed the maximum number of shares which may be purchased pursuant to Sections 10(a), 10(b) or 10(c) below with respect to the applicable Purchase Period. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 hereof.

8. Purchase Price.

(a)    The purchase price per share at which a share of Common Stock will be sold to Participants in any Purchase Period shall be eighty-five percent (85%) of the lesser of:

(i) The Fair Market Value on the Participant’s Offering Date; or

(ii) The Fair Market Value on the Purchase Date;

provided, however, that in no event may the purchase price per share of the Company’s Common Stock be below the par value per share of the Company’s Common Stock.

(b)    Notwithstanding the above, if the Fair Market Value on the day of commencement of the second Purchase Period of an Offering Period (i.e., the Purchase Period commencing on either June 16 or December 16, as applicable) is less than the amount specified in Section 8(a)(i) with respect to a Participant, each Participant who purchased shares of Common Stock in the first Purchase Period of that Offering Period shall automatically be withdrawn from that original Offering Period and re-enrolled in a new three-month Offering Period commencing on the day of commencement of the second Purchase Period of the original Offering Period. The Fair Market Value on the Offering Date for the new Offering Period (i.e., the day of commencement of the second Purchase Period of the original Offering Period) shall replace the amount otherwise specified in Section 8(a)(i) for purposes of calculating the Purchase Price applicable to such new Offering Period.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares is accumulated by regular payroll deductions made during each Purchase Period. The deductions are made as a percentage of the Participant’s compensation in one percent (1%) increments, with an upper limit of fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean base salary, commissions and cash bonuses (including, but not limited to cash bonuses paid under the Intuit Inc. Performance Incentive Plan). Payroll deductions shall commence on the first payday of each Purchase Period and shall end on the last payday that occurs in such Purchase Period unless sooner altered or terminated as provided in the Plan. Notwithstanding the foregoing, if the last payday that occurs in a Purchase Period is within five business days prior to the Purchase Date, the payroll deductions associated with such payday may not be credited to such Purchase Period, and may instead be credited to the next Purchase Period, in accordance with the Company’s administrative procedures for the Plan, which shall comply with Section 423(b)(5) of the Code.

(b) A Participant may increase, decrease or suspend the rate of payroll deductions for any subsequent Purchase Period by following the Company’s established procedure for a new authorization for payroll deductions before the beginning of such Purchase Period by the deadline established by the Company and in accordance with the Company’s administrative procedures for the Plan. A Participant may decrease or suspend the rate of payroll deductions for the remainder of any then-current Purchase Period by following the Company’s established procedure for a new authorization for payroll deductions by the deadline established by the Company and in accordance with the Company’s administrative procedures for the Plan. If an enrolled Participant elects not to make any changes in the authorized level of deductions for a subsequent Offering Period, then the regular payroll deductions for that Participant will continue at the same level as in effect at the end of the immediately preceding Offering Period.

(c) All payroll deductions made for a Participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(d) On each Purchase Date, so long as the Plan remains in effect, the Participant’s employment has not terminated, and provided that the Participant has not timely completed the Company’s standard withdrawal process before that date which notifies the Company that the Participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the Participant as of that date returned to the Participant, the Company shall apply the funds then in the Participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a Participant’s account at the end of an Offering Period following the purchase of shares for the final Purchase Period of such Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any cash remaining in a Participant’s account after any Purchase Date due to the limitations in Section 10 below that prohibits such Participant from purchasing any additional shares of Common Stock during that Offering Period shall be returned to the Participant, in increments sufficient to purchase whole shares of Common Stock as of that Purchase Date, without interest. Any funds remaining in a Participant’s Account under the circumstances described in the preceding two sentences, for any reason, that are insufficient to purchase a whole share of Common Stock shall be applied to the next Offering Period. Subject to Section 12 below, no Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after each Purchase Date, the Company shall deliver, or cause to have delivered, shares of Common Stock representing the shares purchased.

(f) During a Participant’s lifetime, such Participant’s option to purchase shares hereunder is exercisable only by him or her. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares issued for the benefit of a Participant under the Plan will be issued to an account in the name of the Participant. The Company may require shares to be issued to an account established by a broker dealer approved by the Company.

10. Limitations on Shares to be Purchased.

(a) No Participant shall be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee is a Participant in the Plan, as determined in accordance with Section 423(b)(8) of the Code.

(b) No Participant shall be entitled to purchase more than the Maximum Share Amount during any single Offering Period. Prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a Maximum Share Amount. If a new Maximum Share Amount is set, then all Participants must be notified of such Maximum Share Amount prior to the deadline established by the Company to enroll or change the rate of payroll deductions for the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Offering Periods unless revised by the Committee as set forth above.

(c) If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then available for issuance under the Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a Participant’s option to each Participant affected thereby.

(d) Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 10 and may not be used to purchase stock in any future Purchase Period of the same Offering Period shall be returned to the Participant in accordance with the rules set forth in Section 9(d).

11. Withdrawal.

(a) Each Participant may withdraw from an Offering Period under the Plan by withdrawing from the Plan in accordance with the procedures established by the Company by the deadline established by the Company for withdrawals.

(b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant, without interest, and his or her interest in the Plan shall terminate. In the event a Participant withdraws from the Plan in accordance with Section 11(a), he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above in Section 6 for initial participation in the Plan.

12. Termination of Employment.

(a) Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an eligible employee under Section 4 above, immediately terminates his or her participation in the Plan. In such event, the payroll deductions credited to the Participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.

(b) Notwithstanding the provisions of Section 12(a), an employee will remain an eligible employee in the case of sick leave, military leave, or any other leave of absence approved by the Committee; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a Participant’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated, the Company shall promptly deliver to the Participant all payroll deductions credited to such Participant’s account. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, if the outstanding shares of Common Stock are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend, or distribution of cash, property and/or securities, the number of shares of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock (or other securities or property) which have been authorized for issuance under the Plan but have not yet been placed under option, any Maximum Share Amount established under Section 10(b), and the price per share of Common Stock (or other securities or property) covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted as shall be determined to be appropriate and equitable by the Committee, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding option; provided, however, that the price per share of Common Stock shall not be reduced below its par value per share. For the avoidance of doubt, any adjustment to the price per share as contemplated in the previous sentence shall be applicable to the calculation of the purchase price under Section 8. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Notwithstanding the foregoing, fractions of a share of Common Stock (or other security) will not be issued but will be rounded to a whole share of Common Stock (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.

In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action and the accrued payroll deductions will be returned to each Participant without interest, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, shorten each Offering Period in progress and establish a new Purchase Date (the “Special Purchase Date”) upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant’s account being returned to such Participant as soon as administratively practicable following the Special Purchase Date. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation does not assume or substitute such options, the Committee shall shorten each Offering Period in progress and establish a Special Purchase Date upon which the accrued payroll deductions of each Participant who does not elect to withdraw his or her payroll deductions will be used to purchase whole shares of Common Stock with any remaining cash balance in a Participant’s account being returned to such Participant as soon as administratively practicable following the Special Purchase Date. The price at which each share of Common Stock may be purchased on such Special Purchase Date shall be calculated in accordance with Section 8 above as if “Purchase Date” were replaced by “Special Purchase Date”.

15. Nonassignability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each Participant in the Plan. Each Participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and any cash remaining in the Participant’s account after the shares are purchased.

17. Notice of Disposition. In order that the Company may properly report the compensation attributable to a Participant’s disposition of shares purchased under the Plan, the Company may require Participants to keep shares purchased under the Plan in an account established with a broker dealer approved by the Company until the earlier of the date that the Participant sells, gifts or transfers such shares by descent or distribution, or two (2) years have passed since the date of the commencement of the Offering Period during which the shares were purchased. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares or take other actions intended to accomplish the same purpose. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates or the taking by the Company of any other action under this Section 17.

18. No Rights to Continued Employment. Neither the Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary, or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. The Plan became effective October 7, 1996, the date on which it was adopted by the Board and was approved by the stockholders of the Company, in a manner permitted by applicable corporate law, within twelve (12) months after the date the Plan was adopted by the Board. No purchase of shares pursuant to the Plan occurred prior to such stockholder approval. The Plan shall continue until the earliest to occur of (a) termination of the Plan by the Board or the Committee (which termination may be effected at any time), or (b) issuance of all of the shares of Common Stock reserved for issuance under the Plan.

22. Death of a Participant. In the event of a Participant’s death, payroll deductions in his or her account shall be refunded to the Participant’s legal representative in accordance with the Company’s then current procedures for payment of a deceased employees’ wages. Any shares purchased under the Plan on behalf of a Participant are to be treated in accordance with the Participant’s will or the laws of descent and distribution.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock purchased under the Plan unless and until such Participant is listed as a stockholder of record in the books and records of the Company.

25. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

26. Amendment or Termination of the Plan. The Committee may at any time amend, terminate or extend the term of the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would materially adversely affect the rights of any Participant.

Notwithstanding the prohibition against affecting options previously granted under the Plan as described in the preceding paragraph, the Plan or an Offering Period may be terminated by the Committee on a Purchase Date or by the Committee’s setting a new Purchase Date with respect to an Offering Period then in progress if the Committee determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change in the generally accepted accounting rules or interpretations thereof that are applicable to the Plan.

The Company must obtain stockholder approval for each amendment of the Plan for which stockholder approval is required by the Code, the rules of any stock exchange or automated quotation system upon which the Company’s shares may then be listed, or any other applicable laws or regulation. Such stockholder approval must be obtained, in a manner permitted by applicable corporate law, within twelve (12) months of the adoption of such amendment by the Committee.

27.    Definitions.

(a)	“Board” means the Board of Directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)
“Committee” means the Compensation and Organizational Development Committee appointed by the Board. The Committee is comprised of at least two (2) members of the Board, all of whom are Outside Directors.

(d)	“Company” means Intuit Inc., a Delaware corporation.

(e)
“Enrollment Period” means (i) with respect to an Offering Period commencing September 16, the period from August 15 through August 31 immediately preceding the commencement of such Offering Period, and (ii) with respect to an Offering Period commencing March 16, the period from February 15 through February 28 (or, for leap years, February 29) immediately preceding the commencement of such Offering Period. The term “Enrollment Period” shall also refer to the following periods during an Offering Period: November 15 through November 30 (for the Purchase Period beginning on December 16 and ending on the following March 15); and May 15 through May 31 (for the Purchase Period beginning on June 16 and ending on the following September 15).

(f)	“Fair Market Value” means as of any date, the value of a share of the Company’s Common Stock determined as follows:

(g)
(i)    if such Common Stock is then quoted on the Nasdaq Global Market, its last reported sale price on the Nasdaq Global Market or, if no such reported sale takes place on such date, the average of the closing bid and asked prices;

(ii)
if such Common Stock is publicly traded and is then listed on a national securities exchange, its last reported sale price or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iii)
if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Market or listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported in The Wall Street Journal, for the over-the-counter market; or

(iv) if none of the foregoing is applicable, by the Board in good faith.

(h)	“Maximum Share Amount” means the maximum number of shares which may be purchased by any employee during any single Offering Period.

(i)	“Notice Period” is the period ending two (2) years from the Offering Date and one (1) year from the Purchase Date on which such shares were purchased.

(j)
“Offering Date” is the first business day of each Offering Period. For an eligible employee who becomes a Participant in the Plan during an Offering Period, “Offering Date” shall mean the first day of the Purchase Period in which such eligible employee commences participation in such Offering Period.

(k)	“Offering Period” means a six-month period containing two three-month Purchase Periods, unless such period is reduced to three months in accordance with Section 8(b).

(l)	“Outside Directors” means outside directors within the meaning of Code Section 162(m).

(m)	“Parent Corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Code Sections 424(e) and 424(f).

(n)	“Participant” means an employee who meets the eligibility requirements of Section 4 above and timely enrolls in the Plan in accordance with Section 6 above.

(o)	“Participating Subsidiaries” means Subsidiaries that have been designated by the Committee from time to time as eligible to participate in the Plan as set forth in Exhibit A to the Plan.

(p)	“Plan” means this Intuit Inc. Employee Stock Purchase Plan, as amended from time to time.

(q)	“Purchase Date” is the last business day of each Purchase Period.

(r)	“Purchase Period” means any period of three (3) months duration during an Offering Period as described in Section 5(b).

(s)
“Reserves” means (i) the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option.

END OF DOCUMENT

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M79438-P57306

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INTUIT INC.**

**The Board of Directors recommends you vote FOR all the nominees listed and FOR proposals 2, 3 and 4:**

| | For | Against | Abstain |
|---|---|---|---|
| 1. Election of Directors<br>**Nominees:** | | | |
| 1a. William V. Campbell | ▢ | ▢ | ▢ |
| 1b. Scott D. Cook | ▢ | ▢ | ▢ |
| 1c. Richard L. Dalzell | ▢ | ▢ | ▢ |
| 1d. Diane B. Greene | ▢ | ▢ | ▢ |
| 1e. Edward A. Kangas | ▢ | ▢ | ▢ |
| 1f. Suzanne Nora Johnson | ▢ | ▢ | ▢ |
| 1g. Dennis D. Powell | ▢ | ▢ | ▢ |
| 1h. Brad D. Smith | ▢ | ▢ | ▢ |
| 1i. Jeff Weiner | ▢ | ▢ | ▢ |
| 2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015. | ▢ | ▢ | ▢ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Please date, sign and mail your proxy card back as soon as possible!**
**Annual Meeting of Stockholders**
**INTUIT INC.**
**January 22, 2015**
**- Please detach and Mail in Envelope Provided -**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M79439-P57306

## INTUIT INC.
## PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
## JANUARY 22, 2015

The undersigned hereby appoints Brad D. Smith, R. Neil Williams and Laura A. Fennell, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 22, 2015, at Intuit's offices at 2750 Coast Avenue - Building 6, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).**

**WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.**

**Continued, and to be marked, dated and signed, on the other side.**